 EXHIBIT 6.4

Execution Version

BUSINESS COMBINATION AGREEMENT

BETWEEN

DRONE ACQUISITION CORP.

and

DRAGANFLY INNOVATIONS INC.

and

1187607 B.C. Ltd.

January 31, 2019

-i-

TABLE OF CONTENTS

(continued)

-ii-

BUSINESS COMBINATION AGREEMENT

This Agreement is dated for reference January 31, 2019.

BETWEEN:

DRAGANFLY INNOVATIONS INC., 2108 St. George Avenue,

Saskatoon, SK, S7M 0K7

(“Draganfly”)

AND:

DRONE ACQUISITION CORP., 2300 – 550 Burrard Street,

Vancouver, BC, V6C 2B5

(“DroneCorp”)

AND:

1187607 B.C. Ltd., 2300 – 550 Burrard Street, Vancouver, BC, V6C 2B5

(“Subco”).

WHEREAS DroneCorp intends to acquire all of the issued and outstanding common shares of Draganfly in exchange for common shares of DroneCorp, which purchase will be effected pursuant to the Amalgamation (hereinafter defined) as set forth herein and on the terms and subject to the conditions set forth in the Amalgamation Agreement (hereinafter defined);

AND WHEREAS DroneCorp has entered into the Voting Agreements (hereinafter defined) with the Locked-Up Shareholders (hereinafter defined), pursuant to which, among other things, such Locked-Up Shareholders have agreed, subject to the terms and conditions thereof, to vote the Draganfly Shares held by them in favour of the Amalgamation Approval.

NOW THEREFORE in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties contained herein, and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“ABCA” means the Business Corporations Act (Alberta), and all regulations thereunder, as amended from time to time.

“Agreement” means this Business Combination Agreement, as such agreement may be amended, varied, modified or restated from time to time, together with all Schedules appended to the Agreement.

“Amalco” means the corporation resulting from the Amalgamation of the Amalgamating Parties.

“Amalco Shares” means the common shares of Amalco.

“Amalgamating Parties” means, collectively, Draganfly and Subco.

“Amalgamation” means the amalgamation of Draganfly and Subco pursuant to the BCBCA on the terms set forth in this Agreement and the Amalgamation Agreement.

“Amalgamation Agreement” means the agreement to be entered into among Draganfly, DroneCorp and Subco in respect of the Amalgamation, in substantially the form attached hereto as Schedule A.

“Amalgamation Application” means the amalgamation application in respect of the Amalgamation required by the BCBCA to be filed with the Registrar.

“Amalgamation Approval” means approval of Draganfly Shareholders of the Amalgamation.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement, including without limitation, the Amalgamation Agreement.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, license or similar authorization of any Governmental Entity having jurisdiction over the Person.

“BCBCA” means the Business Corporations Act (British Columbia) and all regulations thereunder, as amended from time to time.

“Books and Records” means books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, Tax Returns and other documents, data and information, including drawings, engineering information, manuals, sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and future customers and suppliers, personnel, employment and other records, and all data and information stored on computer-related or other electronic media, maintained with respect to the Business and Draganfly.

“Bridge Loan” means the loan in the principal amount of $350,000, to be made by DroneCorp in favor of Draganfly, in the form attached hereto as Schedule B.

“Business” means, with respect to Draganfly, the business of providing engineering services and manufacturing commercial UVS systems and software.

“Business Combination” means the business combination among DroneCorp, Subco and Draganfly pursuant to which DroneCorp will acquire all of the issued and outstanding Draganfly Shares and by which Draganfly will become a wholly-owned Subsidiary of DroneCorp, and includes the Amalgamation.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia.

“Business Instincts” means Business Instincts Group, a related party of Draganfly controlled by Cameron Chell, a director of Draganfly.

“Business Instincts’ Debt” means amount of $645,774.68 to be repaid, and satisfied in full prior to Closing by issuing to Business Instincts 719,927 of Draganfly Shares.

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Registrar.

“Closing” means the completion of the Amalgamation on the terms and subject to the conditions set forth herein and in the Amalgamation Agreement.

“Competing Proposal” means, inquiry, expression of interest or offer (written or oral) made by any Person (other than DroneCorp) which constitutes, or may reasonably be expected to result in (in each case whether in one transaction or a series of transactions, and whether directly or indirectly):

(a)	an issuance or acquisition of 20% or more of any class of voting or equity securities of Draganfly (or rights to those securities);

(b)	a take-over bid or tender offer involving Draganfly (or other transaction which, if consummated, would result in that Person (and any Persons acting jointly or in concert) beneficially owning, or exercising control or direction over, 20% or more of any class of voting or equity securities of Draganfly);

(c)	an acquisition (or a lease, license or other arrangement having a similar economic effect as an acquisition) of assets which represent 20% or more of the assets of Draganfly or which contribute 20% or more of the revenue of Draganfly;

(d)	an amalgamation, arrangement, merger, business combination or consolidation involving Draganfly;

(e)	a recapitalization, issuer bid, liquidation, dissolution, reorganization or similar transaction involving Target; or

(f)	any other transaction involving Draganfly, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Amalgamation or which would or could reasonably be expected to materially reduce the benefits to DroneCorp under this Agreement or the Amalgamation.

“Confidential Information” means information, whether in written or electronic form, or committed to memory, relating to Draganfly, DroneCorp or Subco, as the case may be.

“Consideration Shares” has the meaning specified in Section 2.1(b)(v)(C).

“Constating Documents” means, in respect of Draganfly, DroneCorp or Subco, as the case may be, the articles of incorporation, amalgamation, or continuation arrangement, articles, notices of articles, by-laws and all amendments to such articles, notices of articles or by-laws.

“Continuance” means the continuance of Draganfly from the Province of Alberta under the Business Corporations Act (Alberta) to the Province of British Columbia under the Business Corporations Act (British Columbia).

“Continuance Approval” means approval of Draganfly Shareholders of the Continuance.

“Contract” means any agreement, understanding, undertaking, commitment, licence, or lease, whether written or oral, and includes any agreement, understanding, undertaking, commitment license or lease which has not been executed by the parties thereto but has been substantially agreed by the parties thereto.

“Corporate Branding Budget” means an amount equal to 10% of the aggregate proceeds raised under the Financing (and any proceeds from the valid exercise of Subscription Receipt Warrants) allocated to corporate branding and investor marketing, subject to completion of the Financing.

“CSE” means the Canadian Stock Exchange.

“Debt Settlement Amount” has the meaning specified in Section 7.2(h).

“Disclosure Schedule” means the disclosure schedule of Draganfly delivered to DroneCorp and attached hereto as Schedule C.

“Dissenting Shares” means the Draganfly Shares and DroneCorp Shares held by Dissenting Shareholders.

“Dissenting Shareholder” has the meaning specified in Section 7.2(l).

“Draganfly” means Draganfly Innovations Inc., a company existing under the laws of the Province of Alberta.

“Draganfly Amalgamation Meeting” means meeting of shareholders of Draganfly to approve the Amalgamation;

“Draganfly Continuance Meeting” means meeting of shareholders of Draganfly to approve the Continuance;

“Draganfly Financial Statements” means draft financial statements of Draganfly, in substantially final form, for the years ended December 31, 2017 and 2016, attached hereto as Schedule D.

“Draganfly Overdue Debt” means Draganfly’s debt that is currently matured in the amount of $3,265,536.71.

“Draganfly Shareholders” means the holders of Draganfly Shares from time to time.

“Draganfly Shares” means common shares in the capital of Draganfly.

“Draganfly Warrants” means common share purchase warrants entitling the holder thereof to purchase Draganfly Shares.

“DroneCorp” means Drone Acquisition Corp., a corporation existing under the laws of the Province of British Columbia.

“DroneCorp Shareholders” means the holders of DroneCorp Shares from time to time.

“DroneCorp Shares” means the common shares in the capital of DroneCorp.

“DroneCorp Warrants” means common share purchase warrants each entitling the holder thereof to purchase one DroneCorp Share at an exercise price of $0.10 per share for a period of two years from issuance.

“Effective Date” means the date shown on the Certificate of Amalgamation issued by the Registrar giving effect to the Amalgamation, or such earlier or later date as the Parties may mutually agree in writing.

“Encumbrance” means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind.

“ETA” means the Excise Tax Act (Canada).

“FCAAS” means the Financial and Consumer Affairs Authority of Saskatchewan being the principal regulator of the Amalco for filing the Final Prospectus.

“Financing” means the issuance of 10,000,000 Subscription Receipts, to be completed on or before Closing, by way of a non-brokered private placement by DroneCorp at a price of $0.50 per Subscription Receipt for a minimum aggregate gross proceeds of $5,000,000.

“Final Prospectus” means the final non-offering prospectus of DroneCorp filed with the Principal Regulator to enable it to become a reporting issuer in the province of Saskatchewan and such other provinces of Canada as may be agreed by the Parties.

“GAAP” means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“Governmental Licences” has the meaning specified in Section 3.1(cc)(i).

“Intellectual Property” means:

(a)	trade-marks, design marks, logos, service marks, certification marks, official marks, trade names, business names, corporate names, trade dress, distinguishing guises, slogans, meta tags, keywords, adwords and other characters, brand elements or other distinguishing features used in association with wares or services, whether or not registered or the subject of an application for registration and whether or not registrable, and associated goodwill (“Trade-marks”);

(b)	inventions, arts, processes, machines, articles of manufacture, compositions of matter, business methods, formulae, developments and improvements, whether or not patented or the subject of an application for patent and whether or not patentable, methods and processes for making any of them, and related documentation (whether in written or electronic form) and know-how (“Inventions”);

(c)	software in source code or object code form, documentation, literary works, artistic works, pictorial works, graphic works, musical works, dramatic works, audio visual works, performances, sound recordings and signals, including their content, and any compilations of any of them, whether or not registered or the subject of an application for registration, or capable of being registered (“Works”);

(d)	domain names, whether registered primary domain names or secondary or other higher level domain names (“Domain Names”);

(e)	industrial designs and all variants of industrial designs, whether or not registered or the subject of an application for registration and whether or not registrable (“Designs”); and

(f)	trade secrets, technical expertise, and research data and other confidential information relating to goods and services.

“Intellectual Property Rights” means:

(a)	any common law principle or statutory provision which may provide a right in Intellectual Property, including all:

(i)	common law rights and registrations, pending applications for registration and rights to file applications for the Trade-marks, including all rights of priority;

(ii)	patents, pending patent applications and rights to file applications for the Inventions, including all rights of priority and rights in continuations, continuations-in-part, divisions, reissues, renewals, re-examinations, exclusions and other derivative applications and patents;

(iii)	copyrights in Works and all registrations, pending applications for registration and rights to file applications for Works and all moral rights and benefits of waivers of moral rights in Works;

(iv)	registrations, pending applications for registration and rights to file applications for registration of Domain Names and all other common law and statutory rights in Domain Names; and

(v)	industrial design rights, design patents, design registrations, pending patent and design applications and rights to file applications for Designs, including all rights of priority and rights in continuations, continuations-in-part, divisions, re-examinations, reissues and other derivative applications;

(b)	all rights in licences, sub-licences, franchise agreements, waivers and other contractual rights in any of the items listed in Subsection (a) of this definition; and

(c)	all rights to enforce the rights and obtain remedies for a violation of any of the rights listed in Subsections (a) and (b) of this definition.

“ITA” means the Income Tax Act (Canada).

“Knowledge of Draganfly” means the knowledge that senior officers of Draganfly either has, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records and its management employees who are reasonably likely to have knowledge of the relevant matter.

“Knowledge of DroneCorp” means the knowledge that senior officers of DroneCorp either has, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records and its management employees who are reasonably likely to have knowledge of the relevant matter.

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by laws, statutory rules, principles of law, published policies, forms and guidelines, fee schedules, tariffs, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, directives, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities.

“Letter of Transmittal” means the letter of transmittal to be provided by Draganfly to the Draganfly Shareholders which provides a means for the delivery of any certificates representing Draganfly Shares and for instructions to be given by such Draganfly Shareholder for the delivery of the Consideration Shares, which Letter of Transmittal shall provide for acceptance of the trading restrictions to be applied to the Consideration Shares in accordance with Section 2.1(b)(vii) of this Agreement.

“Locked-up Shareholders” means each of the directors and senior officers of Draganfly and certain Draganfly Shareholders as agreed to by the Parties;

“Licence Agreements” has the meaning specified in Section 3.1(x)(xiii).

“Licenced IP” means the Intellectual Property and Intellectual Property Rights owned by Persons other than Draganfly or any Subsidiary and which Draganfly or any Subsidiary uses or intends to use, including Intellectual Property owned by those Persons relating to Technology and the Technical Information.

“Listing” means the contemplated listing of the DroneCorp Shares on the CSE following the Closing.

“Loss” means in respect of a person and in relation to a matter, any loss, damage, cost, expense and charges (including any fine, penalty or assessment) which such person suffers, sustains, pays or incurs in connection with such matter and includes the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, fines, penalties and reasonable costs of legal counsel (on a solicitor and client basis) and disbursements, excluding special, indirect, consequential, exemplary, punitive and incidental damages.

“Material Adverse Effect” means any event or change that, individually or in the aggregate with other events or changes, is or would reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or liabilities, whether contractual or otherwise, of any Party, as the case may be; provided that a Material Adverse Effect shall not include an adverse effect resulting from a change: (i) that arises out of a matter that has been publicly disclosed prior to the date of this Agreement or otherwise disclosed in writing by a Party to the other Party prior to the date of this Agreement; (ii) that results from general economic, financial, currency exchange, interest rate or securities market conditions in Canada; (iii) any changes in applicable law or GAAP; or (iv) that is a direct result of any matter permitted by this Agreement or consented to in writing by the applicable Party, provided however that with respect to clause (iii), such change does not relate primarily to the Party to which such Material Adverse Effect relates, or do not have a disproportionate effect on such Party compared to other companies of similar size, operating in the UVS industry.

“Material Contracts” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party is a party or by which such a Person is bound or under which such a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied): (a) involving payments to or by such Person in excess of $100,000 annually or $100,000 in aggregate over the term of the contract; (b) involving rights or obligations that may reasonably extend beyond three years and which does not terminate or cannot be terminated without penalty on less than three months’ notice; (c) which is outside the ordinary course of business; (d) which contain covenants that: (i) in any way purport to restrict the business activity of a Party or any of its affiliates; or (ii) limit the freedom of Party or any of its affiliates to engage in any line of business or to compete with any Person; (e) which, if terminated without the consent of the Person would result in a Material Adverse Effect; or (f) is a contract pursuant to which a Party provides any indemnification for a material liability to any other Person other than in the ordinary course of business.

“Meetings” has the meaning specified in Section 2.1(b)(i).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“Non-U.S. Holder” means a holder located outside the United States, who is not a U.S. Person, is not acting for the account or benefit of a person in the United States or a U.S. Person and otherwise would be deemed to receive the DroneCorp securities under this Agreement in an “offshore transaction” as such term is defined in Regulation S under the U.S. Securities Act.

“Notice” has the meaning specified in Article 9.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Originating Persons” means all current and former employees, officers, directors and consultants of Draganfly or any Subsidiary, including, in the case of a consultant that is not an individual, all employees, officers, directors, shareholders and partners of the consultant.

“OTC” means the OTC QX or OTC QB quotation system of the OTC Markets Group.

“Outside Date” means June 30, 2019 or such later date as may be agreed to in writing by the Parties.

“Owned IP” means all Intellectual Property that is owned by Draganfly or any Subsidiary, including Intellectual Property relating to Technology and the Technical Information, as well as all Intellectual Property Rights that are owned or enforceable by Draganfly or any Subsidiary;

“Parties” means, collectively, Draganfly, DroneCorp and Subco and any other Person who may become a party to this Agreement; and “Party” means any one of them.

“Permits” means the authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to the intellectual property) issued or granted by any Governmental Entity to Draganfly.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns having a similarly extended meaning.

“Personal Information” means information about an individual who can be identified by the Person who holds that information.

“Personal Property” means all machinery, equipment, furniture, motor vehicles and other chattels owned or leased (including those in the possession of suppliers, customers and other third parties).

“Post-Closing Financing” has the meaning specified in Section 6.10.

“Principal Regulator” means the FCAAS or such other securities regulator as is determined by Multilateral System – 11-102 Passport System.

“Public Statement” has the meaning ascribed thereto in Section 9.4 hereof.

“Registrar” means the Registrar of Companies appointed under the BCBCA.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity.

“Related Party” has the meaning ascribed thereto in Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions.

“Related Party Debt” means the Business Instincts’ Debt and any other debt or liabilities owed to any Related Party of Draganfly to Draganfly.

“Securities” has the meaning given to that term in the Securities Act (British Columbia).

“Share Compensation Plan” means the share compensation plan of DroneCorp to be adopted following the completion of the Amalgamation in the form attached hereto as Schedule E.

“SR&ED” has the meaning specified in Section 3.1(q).

“Subco” means 1187607 B.C. Ltd., a company incorporated under the laws of the Province of British Columbia and a wholly-owned Subsidiary of DroneCorp.

“Subco Shares” means the common shares in the capital of Subco as constituted on the date hereof.

“Subscription Receipt” means the subscription receipts of DroneCorp to be issued under the Financing, with each subscription receipt being automatically convertible into one (1) DroneCorp Share and one (1) Subscription Receipt Warrant for no additional consideration in accordance with their terms upon Listing.

“Subscription Receipt Warrants” means the issued and outstanding DroneCorp warrants to purchase an aggregate of 10,000,000 DroneCorp Shares issuable on conversion of the Subscription Receipts, each entitling the holder thereof to purchase one DroneCorp Shares at an exercise price of $0.50 per share for a period of 4 months from issuance.

“Subsidiary” has the meaning specified in National Instrument 45-106 - Prospectus Exemptions as in effect on the date of this Agreement.

“Tax” or “Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever imposed by any Governmental Entity, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross income, gross receipts, net proceeds, profits, capital gains, alternative or add-on, or minimum, capital, transfer, land transfer, sales, retail sales, consumption, use, goods and services, harmonized sales, value-added, ad valorem, turnover, excise, stamp, non-resident withholding, business, franchising, business licenses, real and personal property (tangible and intangible), environmental, transfer, payroll, employee withholding, employment, health, employer health, social services, development, occupation, education or social security, and all contributions, premiums, surtaxes, all customs duties, countervail, anti-dumping, special import measures and import and export taxes, all licence, franchise and registration fees, all provincial workers’ compensation payments, and all employment insurance, health insurance and other government pension plan contributions.

“Tax Law” means any Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes.

“Tax Return” means any return, report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document filed or to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of Taxes.

“Technical Information” means all technical information owned by or licensed (expressly or impliedly) to Draganfly or any Subsidiary relating to its Business or the Technology, including all:

(a)	information of a scientific or business nature, regardless of its form;

(b)	documentation with respect to research, development, demonstration or engineering work;

(c)	information that can be or is used to define a design or process, or to procure, produce, support or operate materials or equipment;

(d)	information regarding methods of production;

(e)	other drawings, blueprints, patterns, plans, flow charts, equipment parts lists, computer software and procedures, specifications, protocols, data structures, formulae, designs, technical data, descriptions, related instruction manuals, records, passwords, and procedures; and

(f)	data and databases, whether registered or unregistered.

“Technology” means all technology owned by or licensed (expressly or impliedly) to Draganfly or any Subsidiary.

“Transaction” means collectively, the Amalgamation, the Financing, obtaining receipt of the Final Prospectus and the Listing.

“United States” means the United States of America, its territories and possessions, and State of the United States and the District of Columbia.

“U.S. Person” means a “U.S. person” as such term is defined in Regulation S under the U.S. Securities Act.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“UVS” means unmanned vehicle systems.

“Voting Agreements” means the voting agreements (including all amendments thereto) between DroneCorp and the Locked-up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Draganfly Shares as applicable, in favour of the Amalgamation Approval;

“Zenon Assignment Agreement” means the assignment agreements held in escrow by Stevenson Hood Thornton Beaubier LLP between Zenon Dragan and Draganfly pursuant to which the entire interest in Zenon Patents held by Zenon Dragan will be assigned to Draganfly if the payments contemplated in the Zenon Forbearance Agreement are made in full as contemplated therein.

“Zenon Forbearance Agreement” means the forbearance agreement dated November 5, 2018 between Draganfly, Zenon S. Dragan Jr. Family Trust, Draganfly Holdings Inc., Christine Dragan and Zenon Dragan providing for the forbearance of the indebtedness owed by Draganfly to Zenon S. Dragan Jr. Family Trust, Draganfly Holdings Inc., Christine Dragan and Zenon Dragan until Closing.

“Zenon Patents” means all of the patents, patent applications and industrial design registrations that are listed in the Zenon Assignment Agreement.

1.2	Gender and Number.

Any reference in this Agreement or any Ancillary Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

1.3	Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Schedules and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.4	Currency.

All references in this Agreement or any Ancillary Agreement to dollars, or to $ are expressed in Canadian currency unless otherwise specifically indicated.

1.5	Certain Phrases, etc.

In this Agreement and any Ancillary Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

1.6	Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

1.7	Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

1.8	References to Persons and Agreements.

Any reference in this Agreement or any Ancillary Agreement to a Person includes such Person’s heirs, administrators, executors, legal personal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement or any Ancillary Agreement, the term “Agreement” and any reference in this Agreement to this Agreement, any Ancillary Agreement or any other agreement or document includes, and is a reference to, this Agreement, such Ancillary Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it.

1.9	Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

1.10	Non-Business Days.

Whenever payments are to be made or an action is to be taken on or not later than a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

ARTICLE 2
CONTINUANCE AND AMALGAMATION

2.1	Continuance and Amalgamation.

(a)	Each of the Parties covenants to take all such actions as are within its power to control and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to complete the Continuance and Amalgamation as set forth in this Section 2.1 and otherwise on the terms, and subject to the conditions, set forth in this Agreement.

(b)	Each Party hereby agrees, unless such steps have already been completed, that as soon as reasonably commercially practicable after the date hereof or at such other time as is specifically indicated below in this Section 2.1, and on the applicable terms, and subject to the applicable conditions, set forth in this Agreement and the Amalgamation Agreement, it shall take the following steps:

(i)	Continuance and Amalgamation Approval of Draganfly. Prior to the Effective Date, Draganfly shall convene and hold the following two meetings (together, the “Meetings”) as soon as reasonably practicable: (i) the Draganfly Continuance meeting, to be held in accordance with the ABCA for the purpose of obtaining Continuance Approval; and (ii) the Draganfly Amalgamation meeting, to be held in accordance with the BCBCA following the completion of the Continuance for the purpose of obtaining Amalgamation Approval. Draganfly shall not adjourn or otherwise change the timing of the Draganfly Continuance meeting and the Draganfly Amalgamation meeting without the prior written consent of DroneCorp, such consent not to be unreasonably withheld. In connection with the Meetings, as promptly as reasonably practicable, Draganfly shall prepare the applicable proxy meeting materials together with any other documents required by applicable laws in connection and shall give DroneCorp the opportunity to review and comment on such materials and all such other documents and these documents shall be reasonably satisfactory to DroneCorp, acting reasonably, before they are filed or distributed to the Draganfly Shareholders entitled thereto subject to any disclosure obligations imposed on Draganfly by applicable law.

(ii)	Amalgamation Resolution of DroneCorp. Prior to the Effective Date, DroneCorp, as the sole shareholder of Subco, will execute and deliver a written special resolution authorizing Subco to, among other things, enter into the Amalgamation, the Agreement and the Ancillary Agreements, and to perform the Business Combination and the Amalgamation.

(iii)	Filing of Amalgamation Application. Subject to obtaining approval of the Draganfly Shareholders and the sole shareholder of Subco, and subject to the satisfaction or waiver of the applicable conditions of Closing as set forth in this Agreement, the Amalgamating Parties will submit the Amalgamation Application and such other documents as may be required under the BCBCA in connection therewith to give effect to the Amalgamation.

(iv)	Amalgamation Agreement. The Parties hereby acknowledge that the form of Amalgamation Agreement attached as Schedule A complies with the requirements of the BCBCA.

(v)	Amalgamation Steps. The Amalgamation shall, with such other matters as are necessary to effect the Amalgamation, and all as subject to the provisions of the Amalgamation Agreement, provide as follows:

(A)	DroneCorp (or as directed to be registered by DroneCorp) will receive, subject to applicable securities laws, immediately prior to the completion of the Amalgamation, up to 1,114,827 Draganfly Shares (the “Advisory Shares”) in consideration of DroneCorp’s advisory services in connection with the Transaction (subject to adjustment in accordance with section 7.2(g) of the Agreement);

(B)	the Amalgamating Parties will amalgamate and continue as Amalco;

(C)	holders of Draganfly Shares (other than Dissenting Shareholders who are ultimately entitled to be paid fair value for their Dissenting Shares) will receive 1.794 fully paid and non-assessable DroneCorp Shares for each Draganfly Share held by such Draganfly Shareholder, such ratio to be adjusted such that only a total of up to 42,000,000 DroneCorp Shares (including the Advisory Shares and subject to adjustment in accordance with section 7.2(g) of the Agreement) (the “Consideration Shares”) will be issued to Draganfly Shareholders excluding Draganfly Shares issued upon conversion of the Business Instincts’ Debt and as applicable Draganfly Overdue Debt which holders will be issued DroneCorp Shares at the foregoing ratio outside of the Consideration Shares, and the Draganfly Shares shall thereafter be cancelled;

(D)	the shares of Subco will be cancelled and replaced by Amalco Shares on the basis of one (1) Amalco Share for each share of Subco;

(E)	as consideration for the issuance of the Consideration Shares to holders of Draganfly Shares to effect the Amalgamation, Amalco will issue to its immediate shareholder, DroneCorp, one (1) Amalco Share for each Consideration Share issued to holders of Draganfly Shares;

(F)	Amalco will be a direct wholly-owned Subsidiary of DroneCorp upon completion of the Amalgamation; and

(G)	all of the property, rights, privileges and assets of the Amalgamating Parties will continue as the property, rights, privileges and assets of Amalco, and Amalco will become liable for all of the liabilities and obligations of the Amalgamating Parties.

(vi)	Trading Restrictions on Consideration Shares. The certificates representing the Considerations Shares (excluding the Advisory Shares) will be subject to trading restrictions to be effective as of the Listing and, if required, bear legends:

(A)	2,000,000 Consideration Shares with no trading restrictions;

(B)	6,000,000 Consideration Shares with a six month trading restriction;

(C)	6,000,000 Consideration Shares with a twelve month trading restriction;

(D)	6,000,000 Consideration Shares with a eighteen month trading restriction;

(E)	6,000,000 Consideration Shares with a twenty-four month trading restriction;

(F)	6,000,000 Consideration Shares with a thirty month trading restriction; and

(G)	8,000,000 Consideration Shares with a thirty-six month trading restriction.

(vii)	No Fractional Shares. Notwithstanding Section 2.1(b)(v)(C) of this Agreement, no Draganfly Shareholder shall be entitled to, and DroneCorp will not issue, fractions of DroneCorp Shares and no cash amount will be payable by DroneCorp in lieu thereof. To the extent any Draganfly Shareholder is entitled to receive a fractional DroneCorp Share such fraction shall be rounded down to the closest whole number of the applicable security.

(viii)	Warrants. The Parties acknowledge that upon completion of the Amalgamation, holders of Draganfly Warrants and DroneCorp Warrants will be entitled to receive, upon exercise of such warrants for the same aggregate consideration, DroneCorp Shares in lieu of shares otherwise issuable prior to the Effective Date adjusted in accordance with the terms of the agreements, plans or certificates representing such Draganfly Warrants and DroneCorp Warrants.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF DRAGANFLY

3.1	Representations and Warranties of Draganfly.

Draganfly represents and warrants, as of the date of this Agreement, as follows to DroneCorp and acknowledges and confirms that DroneCorp is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)	Corporate Existence of Draganfly. Draganfly is validly existing and in good standing as a corporation under the ABCA. No proceedings have been taken or authorized by Draganfly in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of Draganfly.

(b)	Capacity to Enter Agreement. Draganfly has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

(c)	Binding Obligation. This Agreement has been duly executed and delivered by Draganfly and constitutes a valid and binding obligation of Draganfly, enforceable against Draganfly in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

(d)	Absence of Conflict. None of the execution and delivery of this Agreement and the Ancillary Agreements to which Draganfly is a party, the performance of Draganfly’s obligations under this Agreement, or the completion of the transactions contemplated by this Agreement will:

(i)	result in or constitute a breach of any term or provision of, or constitute a default under, the Constating Documents of Draganfly;

(ii)	result in or constitute a breach of any term or provision of, or constitute a default under, any Material Contract to which Draganfly is a party or by which the Draganfly Shares are bound;

(iii)	result in the creation or imposition of any Encumbrance on the Draganfly Shares or the assets of Draganfly;

(iv)	contravene any applicable Law; or

(v)	contravene any judgment, order, writ, injunction or decree of any Governmental Entity.

(e)	Change of Control. Except as disclosed in the Disclosure Schedule, Draganfly is not a party to any written management contract or employment agreements which provides for a right of payment in the event of a change of control of Draganfly.

(f)	Regulatory Approvals. No authorization, approval, order, consent of, or filing with, any Governmental Entity is required on the part of the Draganfly Shareholders in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement where the lack of such authorization, approval, order, consent of, or filing with such Governmental Entity would have a Material Adverse Effect.

(g)	Non-Reporting Issuer Status. Draganfly is not a “reporting issuer” within the meaning of the Securities Act (British Columbia) or the Securities Act (Alberta) and does not have a similar status in any other province or territory of Canada. No securities commission or similar regulatory authority has issued any order which is currently outstanding preventing or suspending trading in any securities of Draganfly, no such proceeding is, to the Knowledge of Draganfly, pending, contemplated or threatened and Draganfly is not in default of any requirement of any securities laws, rules or policies applicable to Draganfly or its securities, other than with respect to filing reports of exempt distributions.

(h)	Consents. Except as disclosed in the Disclosure Schedule, there is no requirement to obtain any consent, approval or waiver of a party under any Material Contract to which Draganfly is a party in order to complete the Transaction where the lack of such consent, approval, order, or waiver of such party would have a Material Adverse Effect.

(i)	Capacity and Powers of Draganfly. Draganfly has all necessary corporate power, authority and capacity to own or lease its assets and to carry on its business, including the Business, as currently being conducted.

(j)	Authorized and Issued Capital. The authorized share structure of Draganfly consists of and excluding the Advisory Shares to be issued: (i) an unlimited number of Draganfly Shares, of which 22,294,432 Draganfly Shares are anticipated to be issued and outstanding as at Closing as fully paid shares not including those Draganfly Shares issued prior to Closing in exchange for Business Instincts’ Debt (719,927 Draganfly Shares) and, as applicable, Draganfly Overdue Debt, and are or will be legally and beneficially owned by the Draganfly Shareholders; and (ii) an unlimited number of First Preferred Shares without nominal or par value of which nil are or will be issued and outstanding as at Closing.

(k)	Subsidiary and Investments. Draganfly has no Subsidiaries. Other than as disclosed in the Disclosure Schedule, Draganfly does not own or hold, directly or indirectly, any Securities of, or have any interest in, any Person and Draganfly has not entered into any agreement to acquire any such interest.

(l)	Options, Warrants and Convertible Debentures. The Disclosure Schedule sets out a true and correct list of holders of the outstanding convertible securities of Draganfly, being 429,225 Draganfly Warrants and convertible debentures in the principal amount of $1,215,000 and no other Person has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive, contractual or otherwise with Draganfly) capable of becoming an agreement or option, including Securities, warrants, convertible debentures or other convertible obligations of any nature, for:

(i)	the purchase of any Securities of Draganfly; or

(ii)	the purchase of any of the assets of Draganfly other than in the Ordinary Course of the Business.

(m)	Corporate Records. Other than as disclosed in the Disclosure Schedule, the corporate records and minute books of Draganfly contain in all material respects complete and accurate minutes of all meetings of, or all written resolutions passed by, the directors and shareholders of Draganfly, held or passed since incorporation. All those meetings were held, all those resolutions were passed, and the share certificate books, registers of shareholders, registers of transfers and registers of directors of Draganfly are complete and accurate in all material respects.

(n)	Books and Records. The Books and Records fairly set out and disclose the financial position of Draganfly, and all material financial transactions of Draganfly have been accurately recorded in the Books and Records.

(o)	Financial Statements. A copy of the Draganfly Financial Statements are attached hereto as Schedule D. Other than as set out in the Disclosure Schedule, the Draganfly Financial Statements have been prepared in accordance with GAAP and present fairly:

(i)	the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Draganfly as at the respective dates of the Draganfly Financial Statements; and

(ii)	the sales, earnings and results of the operations of Draganfly during the periods covered by the Draganfly Financial Statements.

(p)	Tax Matters. Except as disclosed in the Disclosure Schedule:

(i)	All Tax Returns required by applicable Tax Law to be filed on or prior to the Effective Date by or on behalf of Draganfly have been or will be duly filed on a timely basis in compliance with their due dates under applicable Tax Law with the appropriate Governmental Entity on or before Closing. Each of those Tax Returns is or will be true, correct and complete. No position has been taken on any Tax Return with respect to the Business of Draganfly for a taxation year, or other period for which the assessment of any Taxes has not expired, that is contrary to any publicly announced position of a Governmental Entity, or that is substantially similar to any position that a Governmental Entity has successfully challenged in the course of an examination of a Tax Return of Draganfly.

(ii)	Draganfly has duly, and on a timely basis, paid or remitted all Taxes required to be paid or remitted by it on or before Closing, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Entity, all Taxes held in trust or deemed to be held in trust for any Governmental Entity, and all instalments on account of Taxes for the current year. The liabilities reflected as reserves for Taxes on the Draganfly Financial Statements are sufficient for the payment or remittance of all Taxes which may become payable or remittable by Draganfly, whether or not disputed, in respect of any period ending on or before Closing.

(iii)	There are no material liens for Taxes on any of the properties or assets of any of Draganfly, nor are such properties or assets the subject of any trust arising under Tax Law.

(iv)	Draganfly has not requested, executed, received, or entered into any Contract relating to any waiver, which is still outstanding and which provides for any extension of time in respect of:

(A)	the assessment, reassessment or collection of any Taxes by any Governmental Entity;

(B)	the filing of any Tax Returns in respect of any Taxes for which Draganfly is or may be liable; or

(C)	the payment or remittance of any Taxes or amounts on account of Taxes.

(v)	Draganfly has not been required, or is not currently required, to file any Tax Returns with any Governmental Entity outside Canada. No claims have ever been made by any Governmental Entity that Draganfly is or may be subject to Tax in a jurisdiction where Draganfly does not file Tax Returns. To the Knowledge of Draganfly, there is no basis for a Claim that Draganfly is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(vi)	The Disclosure Schedule accurately reflects all notices of assessment and reassessment of Taxes that have been received by Draganfly from all relevant Governmental Entities with respect to the Tax liabilities of Draganfly for its fiscal year end 2017.

(vii)	There are no material Tax deficiencies that have been claimed, proposed or asserted in writing against Draganfly that have not been fully paid or finally settled and there are no discussions, audits, assertions or Claims now pending, or to the Knowledge of Draganfly, threatened, in respect of Taxes due from or with respect to Draganfly.

(viii)	All Taxes required to be deducted, withheld or remitted by Draganfly under any applicable Tax Law from amounts paid or credited by Draganfly to or for the account or benefit of any Person, including Taxes on payments to any of its present or former employees, officers or directors and Taxes on payments to any Person who is a non-resident of Canada, have been properly deducted, withheld and remitted on a timely basis to the appropriate Governmental Entities where a failure to make such deduction, withholding or remittance on a timely basis would have a Material Adverse Effect.

(ix)	Copies of all Tax rulings pertaining to Draganfly have been provided to DroneCorp. To the Knowledge of Draganfly, there is no claim or threatened claim to revoke any such Tax ruling. Except as disclosed in the Disclosure Schedule, there are no Tax rulings or requests for Tax rulings pertaining to Draganfly that could affect the liability for Taxes or the amount of the taxable income or loss for any taxation year or period ending after Closing.

(x)	There are no amounts outstanding and unpaid for which Draganfly has previously claimed a deduction from income under the ITA or any other applicable Tax Law and which may be included in Draganfly’s income for any taxation year ending after Closing.

(xi)	Other than as disclosed in the Disclosure Schedule, Draganfly has not directly or indirectly, transferred property to or acquired property from or provided services to or received services from any Person with whom Draganfly was not dealing at arm’s length, for consideration the fair market value of which was less than the fair market value of the property or service at the time of (in the case of property) the disposition or acquisition thereof or (in the case of services) the provision or receipt thereof, or been a party to any contract or transaction that could result in a liability for Tax under section 160 of the ITA or any substantially similar provisions of other applicable Tax Laws. Draganfly has provided DroneCorp with copies of all Contracts, minutes, and any other documents relating to transactions entered into by it prior to the Effective Date with Persons with whom Draganfly, as the case may be, was not dealing at arm’s length at the time the transaction occurred.

(xii)	To the knowledge of Draganfly, there are no circumstances existing which could result, and the Closing will not result, in the application to Draganfly of sections 80 through 80.4 of the ITA or any substantially similar provisions of any applicable Tax Laws.

(xiii)	The Books and Records of Draganfly fairly and correctly set out and disclose, in all material respects, all liabilities and unclaimed input tax credits under Part IX of the ETA and other applicable Tax Laws. All financial transactions of Draganfly have been accurately and completely recorded in the Books and Records for Tax purposes.

(xiv)	Draganfly has provided DroneCorp with copies of all Tax Returns for all fiscal periods for which the relevant limitation period has not expired and all working papers, calculations, and schedules relating thereto, together with all material communications relating thereto from any Governmental Entity and the response, if any, of Draganfly to such communication.

(xv)	For all transactions between Draganfly and any non-resident person with whom it was not dealing at arm’s length, Draganfly has made or obtained records or documents that meet the transfer pricing requirements of paragraphs 247(4) of the ITA.

(xvi)	Draganfly has not made any elections or designations for the purposes of the ITA or the ETA or other applicable Tax Law, or for the purposes of any administrative rulings or notices or administrative practices pursuant to any Tax Law.

(xvii)	The Disclosure Schedule sets out a complete and accurate list of all loans or indebtedness outstanding made to directors, former directors, officers, shareholders or employees of Draganfly or to any Person not dealing at arm’s length with any of the foregoing.

(q)	Tax Incentives. Either (i) Draganfly does not participate in the federal Scientific Research and Experimental Development (“SR&ED”) Program, or (ii) Draganfly’s participation in the SR&ED Program is bona fide and Draganfly has no knowledge that the Canada Revenue Agency will disallow, reassess, or reduce any SR&ED tax incentives applied for by, or previously granted to, Draganfly;

(r)	Absence of Changes. Except as disclosed in the Disclosure Schedule and the Draganfly Financial Statements, since December 31, 2017 there has not been:

(i)	any change in the financial condition, operations, results of operations, or Business of Draganfly, nor has there been any occurrence or circumstances which with the passage of time might reasonably be expected to have a Material Adverse Effect; or

(ii)	any Loss, labour trouble, or other event, development or condition of any character (whether or not covered by insurance) suffered by Draganfly which had had, or may reasonably be expected to have, a Material Adverse Effect.

(s)	Absence of Undisclosed Liabilities. Except: (i) for the Bridge Loan; (ii) the Related-Party Debt disclosed in the Disclosure Schedule; (iii) as disclosed in the Disclosure Schedule; (iv) as reflected or reserved against in the Draganfly Financial Statements or disclosed in a note therein; or (v) for current liabilities incurred in the ordinary course of Draganfly’s business since December 31, 2017, Draganfly does not have any liabilities, obligations or commitments of the type required to be reflected on a balance sheet prepared in accordance with GAAP that could have, or could reasonably be expected to have, a Material Adverse Effect.

(t)	Projected Revenue. The projected revenue set out in the Disclosure Schedule is based on fair and reasonable estimates, has been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis, and Draganfly is not aware of any fact or circumstance presently existing which would render the projected revenue materially incorrect or could reasonably be expected to have, a Material Adverse Effect.

(u)	Title to Assets. Other than Licensed IP, Draganfly owns, possesses and has good and marketable title to all of its undertakings, property and assets not otherwise the subject of specific representations and warranties in this Article 3 including all the undertakings, property and assets reflected in the most recent balance sheet included in the Draganfly Financial Statements free and clear of all Encumbrances except as specifically disclosed in the Disclosure Schedule. The undertakings, property and assets of Draganfly comprise all of the undertakings, property and assets necessary for it to carry on the Business as it is currently operated.

(v)	Real Property. The Disclosure Schedule lists all real property owned by Draganfly, including complete and accurate legal descriptions, and the particulars of all leases of real property to which Draganfly is a party.

(w)	Personal Property. The Disclosure Schedule lists each item of Personal Property owned by Draganfly which had a book value in the Books and Records of Draganfly at the date of the Draganfly Financial Statements, of more than $10,000 or is otherwise material to the Business. No Personal Property owned by Draganfly is in the possession of a third party and Draganfly does not have any assets on consignment. Each item of Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is reasonably fit and useable for the purpose for which it is being used in the ordinary course of the Business having regard to its use and age.

(x)	Intellectual Property.

(i)	The Disclosure Schedule sets out an accurate and complete list and description of all Owned IP that is registered with any Governmental Entity (including details as to the jurisdictions, numbers, and expiry dates of all registrations), Licenced IP and related Licence Agreements, Technology and Technical Information, including sufficient particulars to identify each item of Owned IP, Licensed IP and related Licence Agreements, Technology and Technical Information, its respective owner, if that owner is not the Corporation or a Subsidiary, and the nature and jurisdictions of its use, as well as the jurisdictions and particulars of all registrations of, and applications for registration of, the Owned IP made by the Corporation or any Subsidiary that are material to, associated with, or used in, its Business.

(ii)	Draganfly is the only Person to have any right of title and interest, legal or beneficial, in any of the Owned IP, all of which is owned by Draganfly free and clear of any Encumbrances, and none of which is registered in the name of any Person other than Draganfly. No consent of any Person is necessary to make, construct, use, reproduce, translate, license, sell, modify, update, enhance or otherwise exploit any Owned IP. All Originating Persons have, by irrevocable written assignments, transferred to Draganfly all Intellectual Property Rights, and waived all moral rights, that any of them may have enjoyed with respect to any Owned IP to which they contributed.

(iii)	Except as disclosed in the Disclosure Schedule, Draganfly has not assigned, licensed or otherwise granted any interest in any Owned IP, including any right to receive royalties or other payments, to any Person.

(iv)	Except as disclosed in the Disclosure Schedule, to the Knowledge of Draganfly, no Person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Right in any Owned IP.

(v)	Except as disclosed in the Disclosure Schedule, Intellectual Property Rights relating to Owned IP are in full force and effect, and all required registration or other fees have been paid to maintain them all in good standing in those jurisdictions where any associated Owned IP is used.

(vi)	Each registered Trade-mark forming part of the Owned IP is used in its jurisdiction of registration, in association with all wares and services for which it is registered and in the form appearing in the applicable registration, and has been used with sufficient continuity in association with those wares and services and in that form, and any use by any licensee of any Trade-mark has been controlled and enforced by Draganfly so as to avoid any abandonment, cancellation, expungement or other such challenge against that Trade-mark associated with non-continuous use, or otherwise (including the unenforceability of the Trade-mark), in each applicable jurisdiction.

(vii)	The date of first use of the Trade-mark DRAGANFLY in Canada in association with compact unmanned drones by Draganfly is at least as early as 1998 and Draganfly has evidence of such use.

(viii)	The date of first use of the Trade-mark DRAGANFLY in Canada in association with “training and educational services, namely flight training services provided to operators of unmanned aerial vehicles (drones); aerial inspection, surveying, data collection, photography and videography services using sensor-equipped and camera-equipped unmanned aerial vehicles (drones)” by Draganfly Innovations Inc. is at least as early as 2008 and Draganfly has evidence of such use.

(ix)	The date of first use of the Trade-mark DRAGANFLY in the United States in association with unmanned aerial vehicles by Draganfly is at least as early as 1998 and Draganfly has evidence of such use.

(x)	The date of first use of the Trade-mark DRAGANFLY in Canada in association with any goods or services, and not limited to those goods and services in (vii) and (viii), precedes the date of first use of the trade-mark DRAGONFLY in Canada in association with any goods or services by Dragonfly UAS.

(xi)	The date of first use of the Trade-mark DRAGANFLY in the United States in association with any goods or services, and not limited to those goods and services in (ix), precedes the date of first use of the trade-mark DRAGONFLY in the United States in association with any goods or services by Dragonfly UAS.

(xii)	The date of first use of the Trade-mark DRAGANFLY in the United States in association with any goods or services, and not limited to those goods and services in (ix), precedes the date of first use of the trade-mark DRAGONFLY in the United States in association with any goods or services by PerceptIn Inc.

(xiii)	Draganfly has entered into valid and enforceable written agreements pursuant to which Draganfly has been granted all licenses, rights and permissions to use, reproduce, translate, sub-license, sell, modify, update, enhance or otherwise exploit the Licensed IP to the extent required to conduct all aspects of its Business as it is currently conducted (including, if required, the right to incorporate the Licensed IP into the Owned IP and to create and own derivatives and modifications of the Licensed IP) (the “Licence Agreements”). Except as disclosed in the Disclosure Schedule:

(A)	all Licence Agreements are in full force and effect and none of Draganfly or any licensor is in default of its obligations under any Licence Agreement;

(B)	no licensor of any Licensed IP is involved in an insolvency, bankruptcy or similar proceeding or has had a receiver appointed;

(C)	except as disclosed in the Disclosure Schedule, all License Agreements for Licensed IP material to the Draganfly’s Business are irrevocable licenses granted in perpetuity and worldwide in nature;

(D)	the rights licensed under each Licence Agreement will be enforceable by Draganfly on and after the Closing to the same extent as prior to the Closing; and

(E)	no Person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Rights or any licensor in or to any Licensed IP of which it is the exclusive licensee.

(xiv)	Draganfly has entered into escrow agreements (including source code escrow agreements) or other arrangements as necessary to facilitate its continued use and exploitation of any Licensed IP the use and exploitation of which might be impaired in the event that the licensor of any of that Licensed IP ceases to carry on business, ceases to support or maintain that Licensed IP, or is involved in an insolvency, bankruptcy or similar proceeding.

(xv)	Except as disclosed in the Disclosure Schedule:

(A)	the past, current and proposed conduct by Draganfly of its Business (including all use or other exploitation of the Owned IP or Licensed IP by Draganfly, or any customers, distributors or other licensees of Draganfly) has not resulted in, and neither does nor will result in, any infringement, violation, misappropriation, or other conflict with any Intellectual Property Right of any Person, and there is no action or proceeding ongoing or threatened that alleges any such violation, misappropriation, or other conflict; and

(B)	there are no outstanding orders, judgments, rulings, decrees, stipulations, covenants not to sue, or agreements (including any funding or facilities agreements or grants from any college, university, or Governmental Entity) relating to any of the Owned IP or Licensed IP that restrict the conduct of the Business of Draganfly, the enforcement of any Intellectual Property Rights included in the Owned IP or the Licensed IP, or the use, exercise, practise, or other exploitation of any Owned IP and Licensed IP by Draganfly or any of its customers, distributors or other licensees.

(xvi)	The Technology, Technical Information, Licensed IP and Owned IP are sufficient to conduct the Business of Draganfly as it is currently conducted.

(xvii)	No Owned IP that incorporates any open source code is in violation of any open source code licenses.

(xviii)	No product sold or distributed by Draganfly has incorporated open source code in a manner that would detract from the enforceability of any of the patents and patent applications listed in the Disclosure Schedule and its Appendices, including the Zenon Patents.

(xix)	Except as disclosed in the Disclosure Schedule, no Licensed IP contains any open source code, other than the Mission Planner flight planning software. The Mission Planner flight planning software is used as a stand-alone software program and has not been integrated into any other computer program, including without limitation any of the Owned IP.

(xx)	Draganfly has in place appropriate disaster recovery plans, procedures and facilities, and has taken all reasonable steps, that are necessary to safeguard all Technology, Technical Information, Licensed IP and Owned IP that is material to its Business, and to restrict unauthorized access to it.

(xxi)	The Disclosure Schedule contains true and correct copy of the Zenon Forbearance Agreement, which is in full force and effect and perfected in accordance with applicable Law.

(xxii)	The Zenon Assignment Agreement has been executed by all relevant parties, is held in escrow with Stevenson Hood Thornton Beaubier LLP and is in full force and effect and validly assigns to Draganfly the Zenon Patents and such assignment is perfected in accordance with applicable Law. At Closing, the Zenon Assignment Agreement will be registered in the United States Patent and Trademark Office and in the Canadian Intellectual Property Office to cause the Zenon Patents to stand in the name of Draganfly as the sole registered owner.

(xxiii)	Draganfly has not transfered to any third party any rights in any of the Zenon Patents or the Owned IP, including without limitation the patents and patent applications listed in the Disclosure Schedule and its Appendices.

(xxiv)	All current and former Employees have conferred ownership of all Intellectual Property created by such Employees to Draganfly.

(xxv)	For each of Draganfly’s non-provisional United States patent applications, including both pending applications and applications that have granted as patents, and including patents and applications for which the registered owner(s) is any one of Draganfly, Zenon Dragan, Trace Live Network Inc., or the inventors, no named inventor or other person associated with the filing and prosecution of the non-provisional patent application was aware, at any time during the pendency of the application, of any prior art that was material to the patentability of any claim in the application, other than the prior art references cited by the U.S. Examiner (the “Examiner”) against the application and the prior art references disclosed to the United States Patent and Trademark Office in an Information Disclosure Statement submitted against the application. For each of the non-provisional applications that issued as United States Patent Nos. 9,710,709, 9,892,322, 9,489,937 and 9,511,878, for which no Information Disclosure Statement was filed in the United States Patent and Trademark Office, no person associated with the filing and prosecution of the application was aware of any prior art that was material to the patentability of any claim in the application at any time during the pendency of the application, other than the prior art references cited by the Examiner against the application.

(xxvi)	Nothing developed by Draganfly for AeroVironment Inc., pursuant to the Standard Consulting Agreement dated May 22, 2017 or any other agreements with AeroVironment Inc., has been used in Draganfly’s business or products.

(xxvii)	Draganfly no longer makes, uses or sells any product claimed in Canadian Patent No. 2,645,369 owned by Burkhard Wiggerich and/or AirRobot GMBH & Co KG.

(y)	Accounts Receivable. All accounts receivable of Draganfly reflected in the Draganfly Financial Statements, or which have come into existence since the date of the Draganfly Financial Statements, were created in the Ordinary Course of the Business from bona fide arm’s length transactions and, except to the extent that they have been paid in the Ordinary Course of the Business since the date of the Draganfly Financial Statements, are valid and enforceable and payable in full, without any right of set-off or counterclaim or any reduction for any credit or allowance made or given, except to the extent of the allowance for doubtful accounts reflected in the Draganfly Financial Statements and, in the case of accounts receivable which have come into existence since the date of the Draganfly Financial Statements, of a reasonable allowance for doubtful accounts, which allowances are, and will as of Closing be, adequate and calculated in a manner consistent with Draganfly’s previous accounting practice.

(z)	Inventories. To the Knowledge of Draganfly, the inventories maintained by Draganfly have been accumulated for use or sale in the ordinary course of the Business, and are in good and marketable condition and the present levels of the inventories are consistent with the levels of inventories that have been maintained by Draganfly before the date of this Agreement in the normal course of the Business.

(aa)	Material Contracts.

(i)	The Disclosure Schedule lists all Material Contracts to which Draganfly is a party or bound;

(ii)	the Material Contracts of Draganfly are in full force and effect (including, for avoidance of doubt, the Zenon Assignment Agreement and the Zenon Forbearance Agreement), there is no default or breach of any Material Contract by Draganfly, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach; and

(iii)	no counterparty to any Material Contract is in default of any of its obligations under any Material Contract; and

(iv)	Draganfly is entitled to all benefits under each Material Contract, as applicable, and Draganfly has not received any notice of termination of any Material Contract.

(bb)	Compliance with Laws, Permits.

(i)	Draganfly is conducting the Business in material compliance with all applicable Laws and has not been subject to any seizure, forfeiture, criminal sanction, administrative penalty or any other enforcement action by any Governmental Entity; and

(ii)	All Permits of Draganfly are listed in the Disclosure Schedule. The Permits are the only material authorizations, registrations, permits, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to intellectual property) required to enable Draganfly to carry on the Business as currently conducted and to enable it to own, lease and operate its assets, and all such Permits are valid, subsisting, in full force and effect, and Draganfly is not in default or breach of any such Permit; no proceeding is pending or threatened to revoke or limit any such Permit, and the completion of the transactions contemplated by this Agreement will not result in the revocation of any such Permit or the breach of any term, provision, condition or limitation affecting the ongoing validity of any such Permit.

(cc)	Governmental Licenses. Without limiting the generality of the representations made in Section 3.1(z):

(i)	Draganfly possesses such permits, certificates, licences, approvals, registrations, qualifications, consents, and other authorizations, including all required Special Flight Operations Certificate from Transport Canada, Transportation of Dangerous Goods Certificates from Transport Canada and Certificates of Proficiency in Radio (collectively, “Governmental Licences”), issued by the appropriate federal, provincial, state, local, or foreign regulatory agencies or bodies necessary to conduct the business now operated by it in all jurisdictions in which it carries on business, that are material to the conduct of the business of Draganfly (as such business is currently conducted);

(ii)	Draganfly is in material compliance with the terms and conditions of all such Governmental Licences;

(iii)	All of such Governmental Licences are in good standing, valid, and in full force and effect;

(iv)	Draganfly has not received any notice of proceedings relating to the revocation, suspension, termination, or modification of any such Governmental Licences, and there are no facts or circumstances, including without limitation, facts or circumstances relating to the revocation, suspension, modification, or terminations of any Governmental Licences held by others, known to Draganfly, that could lead to the revocation, suspension, modification, or termination of any such Governmental Licences if the subject of an unfavourable decision, ruling or finding, except where such revocation, suspension, modification, or termination is not in respect of a material Governmental Licence or where such revocation, suspension, modification, or termination would not, individually or in the aggregate, have a Material Adverse Effect;

(v)	Draganfly is not in material default with respect to filings to be effected or conditions to be fulfilled in order to maintain such Governmental Licences in good standing;

(vi)	none of such Governmental Licences contains any term, provision, condition, or limitation which has or would reasonably be expected to affect or restrict in any material respect the operations or the business of Draganfly as now carried on or proposed to be carried on; and

(vii)	Draganfly does not have reason to believe that any party granting any such Governmental Licences is considering limiting, suspending, modifying, withdrawing, or revoking the same in any material respect.

(dd)	Safety of Products. All products manufactured and services provided to customers, in whole or in part, by Draganfly, and all component parts which are supplied to Draganfly are, to the knowledge of Draganfly, manufactured or provided in full compliance with and meet industry specific standards set by all organizations which pertain to the business of Draganfly and Draganfly’s products and services have met and satisfied all product safety standards necessary to permit the sale of Draganfly’s products and services in the jurisdictions in which Draganfly currently conducts business, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

(ee)	Environmental Conditions. To the Knowledge of Draganfly, except as disclosed in the Disclosure Schedule, (i) Draganfly’s conduct of the Business, and the current use and condition of the real property that is owned or leased by Draganfly, and the premises located on that real property, have been and are in compliance with all applicable environmental Laws, and there are no facts which would give rise to non-compliance of Draganfly with any environmental Laws, either in the conduct by Draganfly of the Business, or in the current uses and condition of any of the real property that is owned or leased by Draganfly, or the premises that are located on that real property and (ii) Draganfly has all Permits required by all environmental Laws for the conduct of the Business, and Draganfly is in compliance with all those Permits.

(ff)	Anti-Corruption Matters. To the knowledge of Draganfly, no director, officer, employee, consultant, representative or agent of Draganfly, has (i) violated any anti-bribery or anti-corruption laws applicable to Draganfly, including but not limited to the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and the Corruption of Foreign Public Officials Act (Canada), or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (A) to any government official, whether directly or through any other person, for the purpose of influencing any act or decision of a government official in his or her official capacity; inducing a government official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a government official to influence or affect any act or decision of any governmental authority; or assisting any representative of Draganfly in obtaining or retaining business for or with, or directing business to, any person; or (B) to any person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. To the knowledge of Draganfly, no director, officer, employee, consultant, representative or agent of Draganfly, has (i) conducted or initiated any review, audit, or internal investigation that concluded Draganfly, or any director, officer, employee, consultant, representative or agent of the foregoing violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any governmental authority responsible for enforcing anti-bribery or anti-corruption laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such laws, or received any notice, request, or citation from any person alleging non-compliance with any such laws.

(gg)	No Adverse Regulations. To the Knowledge of Draganfly, there is no legislation or governmental regulation currently in force which materially and adversely affects the Business, assets (including intangible assets), affairs, operations, prospects, liabilities (contingent or otherwise), capital, assets, properties, condition (financial or otherwise), or results of operations of Draganfly.

(hh)	Suppliers and Customers. The Disclosure Schedule lists each supplier of goods and services from whom Draganfly has purchased goods or services representing more than 5% of the total value of the goods and services procured by Draganfly since the beginning of the last financial year of Draganfly. To the Knowledge of Draganfly, none of the suppliers listed in the Disclosure Schedule has advised Draganfly, either orally or in writing, that it is terminating or considering terminating its relationship with Draganfly, or considering negotiating its relationship with Draganfly on terms materially different from and less attractive than those which they currently enjoy whether as a result of the completion of the transactions contemplated by this Agreement or otherwise.

The Disclosure Schedule lists the customers of Draganfly as of the date of this Agreement to whom Draganfly had sales greater than $50,000 for the fiscal year ended December 31, 2017. None of the customers listed in the Disclosure Schedule have advised Draganfly, orally or in writing, that it is terminating or considering terminating its relationship with any of them, or considering negotiating its relationship with any of them on terms material and adverse to those which they currently enjoy whether as a result of the completion of the transactions contemplated by this Agreement or otherwise.

(ii)	Rights to Use Personal Information. To the Knowledge of Draganfly, all Personal Information in the possession of Draganfly has been collected, used and disclosed in material compliance with all applicable Laws in those jurisdictions in which Draganfly conducts, or is deemed by operation of law in those jurisdictions to conduct, the Business.

(i)	Draganfly has disclosed to DroneCorp all Contracts and facts concerning the collection, use, retention, destruction and disclosure of Personal Information, and there are no other Contracts or facts which, on completion of the transactions contemplated by this Agreement, would restrict or interfere with the use of any Personal Information by Draganfly in the continued operation of the Business as conducted before Closing.

(ii)	Except as disclosed in the Disclosure Schedule, to the Knowledge of Draganfly, there are no complaints, claims, suits or proceedings pending or threatened, with respect to Draganfly’s collection, use or disclosure of Personal Information.

(jj)	Product Warranties. The Disclosure Schedule lists all warranties given to buyers of products or services supplied by Draganfly. Except as disclosed in the Disclosure Schedule, there are no claims, suits, or proceedings against Draganfly on account of warranties or with respect to the production or sale of defective or inferior products or the provision of services, nor is there any material basis for any liability to, claim against, or Loss on the part of, Draganfly arising from, relating to, or in connection with the production or sale of the products or the provision of services before the date of this Agreement.

(kk)	Employees and Employment Contracts. Draganfly is not a party to any written or oral employment, service, pension, deferred profit sharing, benefit, bonus or other similar agreement or arrangement except as disclosed in the Disclosure Schedule and none of those agreements or arrangements contains any specific agreement as to notice of termination or severance pay in lieu of notice except as disclosed in the Disclosure Schedule. Draganfly is not in arrears in the payment of any contribution or assessment required to be made by it pursuant to any of the agreements or arrangements disclosed in the Disclosure Schedule. Draganfly does not have any employee who cannot be dismissed on reasonable notice which in no event exceeds six months. All vacation pay, bonuses, commissions and other employee benefit payments and obligations with respect to the employees of Draganfly are reflected in and have been fully accrued in the Draganfly Financial Statements.

(ll)	Insurance Policies. The Disclosure Schedule lists all insurance policies, and also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims with respect to each insurance policy. The insurance policies insure all the property and assets of Draganfly against Loss by all insurable hazards of risk on a replacement cost basis, and provide Draganfly with product liability coverage in amounts that are customary, and that would reasonably be considered adequate and prudent, for a company carrying on a business similar to the Business. All insurance policies are in full force and effect and Draganfly:

(i)	is not in default, whether as to the payment of premiums or otherwise, under any material term or condition of any of the insurance policies; or

(ii)	has not failed to give notice or present any claim under any of the insurance policies in a due and timely fashion.

(mm)	Litigation.

(i)	Except as disclosed in the Disclosure Schedule, there are no actions, suits, grievances or proceedings, whether judicial, arbitral or administrative, pending, commenced or, to the Knowledge of Draganfly, contemplated or threatened to which Draganfly is a party or to which the assets of Draganfly are subject, which might reasonably be expected to have a Material Adverse Effect on Draganfly or which might involve the possibility of an Encumbrance against the assets of Draganfly.

(ii)	There is no outstanding judgment, decree, order, ruling or injunction involving Draganfly or relating in any way to the transactions contemplated by this Agreement.

(nn)	U.S. Securityholders. All holders of Draganfly Shares, Draganfly Warrants and Dragranfly Options who are not Non-U.S. Holders are set forth on Schedule F, with such Schedule including the registered address of each such holder, and the parties acknowledge and agree that the parties shall be relying on such information to ensure compliance with applicable securities laws, including, but not limited to, United States federal and state securities laws. Any such holders of such securities will be required to deliver such representations, warranties, covenants or agreements as may be required by DroneCorp, acting reasonably, in order to establish the availability of an exemption from the registration requirements of the U.S. Securities Act and any applicable state securities laws in connection with the issuance of the DroneCorp securities to be exchanged for their Draganfly securities.

(oo)	Disclosure. No representation or warranty or other statement made by Draganfly in this Agreement contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF DRONECORP

4.1	Representations and Warranties of DroneCorp.

DroneCorp represents and warrants to Draganfly as follows, and acknowledges that Draganfly is relying upon these representations and warranties in connection with the sale of the Draganfly Shares.

(a)	Corporate Existence of DroneCorp. DroneCorp is a corporation duly incorporated and organized, is validly existing and in good standing under the Business Corporations Act (British Columbia).

(b)	Capacity to Enter Agreement. DroneCorp has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

(c)	Binding Obligation. The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of DroneCorp. This Agreement has been duly executed and delivered by DroneCorp and constitutes a valid and binding obligation of DroneCorp, enforceable against DroneCorp in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

(d)	Absence of Conflict. None of the execution and delivery of this Agreement, the performance of DroneCorp’s obligations under this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the notice of articles or articles of DroneCorp or any agreement or other commitment to which DroneCorp is a party.

(e)	Regulatory Approvals. No authorization, approval, order, consent of, or filing with, any Governmental Entity is required on the part of DroneCorp in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

(f)	Consents. There is no requirement to obtain any consent, approval or waiver of a party under any Material Contract to which DroneCorp is a party in order to complete the Transaction where the lack of such consent, approval, order, or waiver of such party would have a Material Adverse Effect.

(g)	Authorized and Issued Capital. The authorized share structure of DroneCorp consists of an unlimited number of DroneCorp Shares, of which 10,500,000 DroneCorp Shares are or will be issued and outstanding as at Closing as fully paid shares and are or will be legally and beneficially owned by the DroneCorp Shareholders.

(h)	Options. Other than 4,000,000 DroneCorp Warrants, no Person has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option, including Securities, warrants or convertible obligations of any nature, for:

(i)	the purchase of any Securities of DroneCorp; or

(ii)	the purchase of any of the assets of DroneCorp other than in the Ordinary Course of the Business.

(i)	Corporate Records. The corporate records and minute books of DroneCorp contain in all material respects complete and accurate minutes of all meetings of, and all written resolutions passed by, the directors and shareholders of Draganfly, held or passed since incorporation. All those meetings were held, all those resolutions were passed, and the share certificate books, registers of shareholders, registers of transfers and registers of directors of Draganfly DroneCorp are complete and accurate in all material respects.

(j)	Books and Records. The Books and Records fairly and correctly set out and disclose the financial position of DroneCorp, and all material financial transactions of DroneCorp have been accurately recorded in the Books and Records.

(k)	Material Contracts. To the Knowledge of DroneCorp:

(i)	other than this Agreement and the Bridge Loan to be entered into with Draganfly, there are no Material Contracts to which DroneCorp is a party or bound;

(ii)	neither DroneCorp is in default or breach of any Material Contract, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach; and

(iii)	no counterparty to any Material Contract is in default of any of its obligations under any Material Contract; and

(iv)	DroneCorp is entitled to all benefits under each Material Contract, as applicable, and Draganfly has not received any notice of termination of any Material Contract.

(l)	Compliance with Laws, Permits. To the Knowledge of DroneCorp, DroneCorp is conducting the Business in material compliance with all applicable Laws and has not been subject to any seizure, forfeiture, criminal sanction, administrative penalty or any other enforcement action by any Governmental Entity; and

(m)	Litigation.

(i)	There are no actions, suits, grievances or proceedings, whether judicial, arbitral or administrative, pending, commenced or, to the Knowledge of DroneCorp, contemplated or threatened to which DroneCorp is a party or to which the assets of DroneCorp are subject, which might reasonably be expected to have a Material Adverse Effect on DroneCorp or which might involve the possibility of an Encumbrance against the assets of DroneCorp.

(ii)	There is no outstanding judgment, decree, order, ruling or injunction involving DroneCorp or relating in any way to the transactions contemplated by this Agreement.

(n)	Disclosure. No representation or warranty or other statement made by DroneCorp in this Agreement contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading.

(o)	Exempt Distribution. Subject to Section 2.1(b)(vi), the first trade of the Consideration Shares and DroneCorp Shares issuable pursuant to exercise of Draganfly Warrants following Closing by any Draganfly Shareholder to whom the applicable securities laws of a jurisdiction of Canada apply will not be a distribution or otherwise subject to the prospectus requirements of such securities laws provided that:

(i)	DroneCorp is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding such first trade;

(ii)	the trade is not a “control distribution” as defined in National Instrument 45-102 – Resale of Securities;

(iii)	no unusual effort is made to prepare the market or to create a demand for the Consideration Shares subject to such trade and no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

(iv)	if the seller of the Consideration Shares is an “insider” or “officer” of DroneCorp (as those terms are defined in such securities laws), the seller has no reasonable grounds to believe that DroneCorp is in default of securities legislation.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SUBCO

5.1	Representations and Warranties of Subco

Subco represents and warrants, as of the date of this Agreement, as follows to Draganfly and acknowledges and confirms that Draganfly is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)	Corporate Existence of Subco. Subco is a company wholly-owned by DroneCorp and duly incorporated and validly existing under the laws of the Province of British Columbia.

(b)	Capacity to Enter Agreement. Subco has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

(c)	Binding Obligation. The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Subco This Agreement has been duly executed and delivered by Subco and constitutes a valid and binding obligation of Subco, enforceable against Subco in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

(d)	Absence of Conflict. None of the execution and delivery of this Agreement, the performance of Subco’s obligations under this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the notice of articles or articles of Subco or any agreement or other commitment to which Subco is a party.

ARTICLE 6
COVENANTS OF THE PARTIES

6.1	Non-Solicitation

From the date hereof until Closing, Draganfly will not, nor will it permit any of its respective directors, officers, employees, representatives or agents (including and without limitation, investments bankers, attorneys, and accountants) to take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person, other than DroneCorp, concerning the sale of any shares or material assets of Draganfly, or any amalgamation, merger, combination or similar transaction involving Draganfly which would be inconsistent with the matters contemplated by this Agreement. Draganfly will, on a no-names-basis, notify DroneCorp of any overture received from third parties relating to any proposal to acquire Draganfly or any part of the business of Draganfly, including, but not limited to, a Competing Proposal, including the material terms of any such proposal. Draganfly shall not enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated in this Agreement. Notwithstanding the foregoing, nothing herein will restrict Draganfly and its respective directors, officers, employees, representatives or agents (including without limitation, investment bankers, attorneys and accountants) from taking such actions as Draganfly determines, in good faith, may be required in order for the board of directors of Draganfly to discharge its fiduciary duties pursuant to applicable corporate.

6.2	Conduct of Business.

(a)	During the period between the date of this Agreement and the earlier of Closing and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, DroneCorp, Draganfly and Subco will conduct its business in the Ordinary Course.

(b)	During the period beginning on the date of this Agreement and ending at Closing, Draganfly will:

(i)	continue in full force all of its insurance policies;

(ii)	comply in all material respects with all Laws applicable to the Business; and

(iii)	apply for, maintain in good standing and renew all Permits.

(c)	Without limiting the generality of Section 6.2(a), DroneCorp, Draganfly and Subco covenants as follows, as applicable, for the period between the date of this Agreement and the earlier of Closing and the termination of this Agreement in accordance with its terms:

(i)	Draganfly’s business shall be conducted only in the Ordinary Course and Draganfly shall keep DroneCorp apprised of all material developments relating thereto.

(ii)	Other than as contemplated by this Agreement, each of the Parties shall not directly or indirectly do or permit to occur any of the following without consent of all other Parties:

(A)	amend its Constating Documents;

(B)	declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares;

(C)	other than the Advisory Shares and up to 50,000 Draganfly Shares to be issued to settle certain interest payments, issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares, respectively, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, respectively, except for securities issued pursuant to this Agreement, other than the Advisory Shares;

(D)	redeem, purchase or otherwise acquire any of its outstanding shares or other securities, except as permitted hereunder;

(E)	split, combine or reclassify any of its shares;

(F)	reduce its stated capital;

(G)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization;

(H)	other than up to $250,000 in additional indebtedness to Business Instincts for the purposes of funding the ordinary course of business operations of Draganfly, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances;

(I)	other than as contemplated by this Agreement, pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations;

(J)	incur business expenses other than in the Ordinary Course and consistent with past practice or in connection with the Amalgamation and the transactions contemplated hereby;

(K)	take any action, or refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere with or adversely affect the consummation of the Amalgamation; or

(L)	enter into or modify any contract, agreement or commitment with respect to any of the foregoing.

(iii)	Draganfly shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or agreements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, or agreements.

(iv)	Draganfly shall not:

(A)	grant any officer, director, employee or consultant an increase in compensation in any form or take any action with respect to the amendment or grant of any severance or termination pay policies for any directors, officers, employees or consultants, nor adopt or amend (other than to permit accelerated vesting of options) or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan from a trust fund for the benefit of directors, officers, employees or consultants, except as is necessary to comply with applicable local Law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(B)	terminate any Employees or transferring any Employees to any other position; or

(C)	except as required by applicable law, negotiate or entering into a collective bargaining agreement with any trade union or association which might qualify as a trade union.

(v)	DroneCorp, Draganfly and Subco, respectively, shall promptly notify Draganfly and DroneCorp, as applicable, in writing of any Material Adverse Effect on DroneCorp, Draganfly and Subco, respectively, or of any material breach by DroneCorp, Draganfly and Subco of any representation or warranty provided by such Party in this Agreement with respect to itself.

6.3	Actions to Satisfy Conditions.

Each Party will take or cause to be taken all commercially reasonable actions that are within its power to control, and will make commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure its material compliance with, and satisfaction of, all conditions in Article 6 that are for the benefit of the other Party.

6.4	Access for Investigation

(a)	Draganfly will permit DroneCorp through its authorized representatives, until Closing, to have reasonable access during normal business hours to all of the real property that is owned or leased by Draganfly, and to the premises located on that real property, and to all the Books and Records of Draganfly and to the properties and assets of Draganfly. Draganfly will also furnish to DroneCorp any financial and operating data and other information with respect to Draganfly or the Business as DroneCorp reasonably requests, whether to enable confirmation of the accuracy of the matters represented and warranted in Article 3, to verify the valid ownership, validity or enforceability of any of Draganfly’s Intellectual Property, or to verify any facts relevant to this Agreement. DroneCorp will be provided ample opportunity to make a full investigation of all aspects of the financial affairs and Intellectual Property portfolio of Draganfly.

(b)	Until Closing, or, in the event of the termination of this Agreement without the completion of the transactions contemplated by this Agreement, indefinitely after this Agreement terminates, DroneCorp and Draganfly will, subject to Section 6.4(c) and Section 9.4, keep confidential and not disclose or use, nor will they allow any of their representatives to disclose or use, any Confidential Information disclosed to them, for any purpose, except as contemplated by this Agreement. If this Agreement is terminated, all Confidential Information obtained by either DroneCorp or Draganfly in connection with this Agreement, including all copies, whether in written form or stored electronically, will be returned to the owners thereof promptly after that termination.

(c)	The obligation under Section 6.4 to keep confidential and not disclose or use any Confidential Information does not apply to information which:

(i)	becomes generally available to the public other than as a result of a disclosure in violation of this Agreement;

(ii)	was available on a non-confidential basis before its disclosure hereunder;

(iii)	becomes available on a non-confidential basis from a third-party source which is not bound by a confidentiality agreement with the disclosing party; or

(iv)	is required to be disclosed by Law.

(d)	The Parties acknowledge that their computers and data storage and retrieval systems may automatically back up Confidential Information stored in electronic form. The Parties agree that to the extent that those back-up procedures automatically create electronic copies of Confidential Information (“Secondary Information”), despite any requirement under this Agreement to return or destroy Confidential Information, such Secondary Information may stay in archival storage for the normal archival period for electronic data, provided that those data are periodically and systematically overwritten or otherwise destroyed. Secondary Information will be subject to the provisions of this Agreement until destroyed and may not be accessed during its period of archival storage.

(e)	Draganfly authorizes all Governmental Entities having jurisdiction to release all information in their possession respecting the Business, the real property that is owned or leased by Draganfly, and the premises located on that real property, to DroneCorp, and further authorizes each of them to carry out inspections of that real property and those premises upon the request of DroneCorp. Draganfly will execute and any specific authorization pursuant to this Section 6.4 within three Business Days after being requested to do so by DroneCorp.

(f)	The collection, use and disclosure of Personal Information by any of the Parties before Closing is restricted to those purposes that relate to the transactions contemplated by this Agreement.

6.5	Personal Information – Post-Closing

DroneCorp covenants that following Closing it will cause Draganfly to use and disclose the Personal Information under its control at the time of Closing solely for the purposes for which that Personal Information was collected or permitted to be used or disclosed before the Transaction was completed.

6.6	Escrow and Trading Restrictions of Consideration Shares

The Parties agree that Consideration Shares issued on Closing may be subject to the escrow requirements of the CSE as may be applicable. The Parties further agree that the Consideration Shares issuable to Draganfly Shareholders on Closing and any replacement certificates issued by DroneCorp’s transfer agent at the time of Listing, will be subject to the trading restrictions in section 2.1(b)(vi) of this Agreement.

6.7	Name of DroneCorp Following Amalgamation

Following the Effective Date, DroneCorp will change its name to “Draganfly Innovations Inc.” or such other name as approved by the CSE and DroneCorp. Prior to the Effective Date, Draganfly shall file a name reservation with respect to the proposed name of DroneCorp as contemplated in this Section 6.7.

6.8	DroneCorp Directors And Officers – Post-Closing

At Closing, the Board of Directors of DroneCorp will be comprised of five directors, two of which will be nominees of DroneCorp and three of which will be nominees of Draganfly.

At Closing, the officers of DroneCorp will be comprised of such persons as may be determined by Board of Directors of DroneCorp from time to time.

6.9	CSE Listing – Post-Closing

Promptly following Closing, DroneCorp will file the Final Prospectus with the Principal Regulator to enable it to become a reporting issuer in Saskatchewan and such provinces of Canada as may be agreed by the parties, and such Final Prospectus shall comply in all material respects, to the requirement of applicable laws.

6.10	Equity Financing – Post-Closing

The Parties agree that within 120 days following Listing, DroneCorp will use commercially reasonable efforts to complete an equity financing of approximately $2,500,000 in the capital of DroneCorp (“Post-Closing Financing”).

6.11	Use Of Proceeds of Financings – Post-Closing

The Parties agree up to $1,750,000 from the proceeds of the Financing may be used by Draganfly to partially repay the Draganfly Overdue Debt and, if required, up to $800,000 from the proceeds of the Post-Closing Financing, may be used by Draganfly to repay in full the remaining balance of the Draganfly Overdue Debt.

6.12	Corporate Awareness and Investor Relations Program – Post-Closing

The Parties agree that following Closing, the Corporate Branding Budget shall be allocated from the proceeds of the Financing as the board of directors of DroneCorp shall allocate.

6.13	OTC Listing – Post-Closing

The Parties agree to apply for listing of the DroneCorp Shares on the OTC within 30 days of Listing.

6.14	Advancement of Bridge Loan

DroneCorp will advance the Bridge Loan to Draganfly promptly following delivery by Draganfly of Voting Agreements representing 51% of Locked-up Shareholders to DroneCorp. The Bridge Bridge Loan shall be interest bearing at a rate of 10% per annum and Draganfly will pay the unpaid portion of the Bridge Loan to DroneCorp without any requirement of DroneCorp to provide demand or notice for payment to Draganfly on the earlier of: (i) thirty (30) calendar days from the date of this Agreement is terminated, and (ii) one (1) year from the date of the advance of Bridge Loan to Draganfly.

ARTICLE 7
CONDITIONS

7.1	Mutual Conditions Precedent.

The Parties are not required to complete the Amalgamation unless each of the following conditions is satisfied on or prior to the Effective Date, which conditions may only be waived, in whole or in part, by the mutual consent of the Parties:

(a)	No Law is in effect that makes the consummation of the Amalgamation illegal or otherwise prohibits or enjoins Draganfly or Subco from consummating the Amalgamation.

(b)	There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the Amalgamation.

(c)	Each Regulatory Approval necessary to consummate the Business Combination has been made, given or obtained on terms acceptable to DroneCorp and Draganfly, each acting reasonably, and each such Regulatory Approval is in force and has not been modified.

(d)	The capital structure of DroneCorp, Draganfly and Subco immediately prior to the completion of the Amalgamation shall be as set out and described in this Agreement.

(e)	The Share Compensation Plan shall have been adopted.

(f)	The issuance of any DroneCorp securities to any holders of Draganfly Shares and Draganfly Warrants shall be exempt from the registration requirements under United States federal and state securities laws.

7.2	Conditions for the Benefit of DroneCorp.

The completion of the transactions contemplated hereunder is subject to the following conditions being satisfied at or prior to the Effective Date, which conditions are for the exclusive benefit of DroneCorp and may be waived, in whole or in part, by DroneCorp in its sole discretion:

(a)	Representations, Warranties and Covenants. The representations and warranties of Draganfly made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at Closing with the same force and effect as though those representations and warranties had been made as of Closing, and for certainty, any representations and warranties made as at a date before Closing will be deemed to be made as at Closing. However, if a representation or warranty is qualified by Material Adverse Effect, it must be true and correct in all respects after giving effect to such qualification. Draganfly will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before Closing. In addition, Draganfly will have delivered to DroneCorp a certificate of two senior officers (CEO and CFO) of Draganfly confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of Draganfly contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement.

(b)	No Material Adverse Effect. Since the date of this Agreement, there will not have been any change in any of the assets, financial condition, earnings, results of operations or prospects of Draganfly, or any other event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to have, a Material Adverse Effect in respect to Draganfly. In addition, Draganfly will have delivered to DroneCorp a certificate of two senior officers (CEO and CFO) of Draganfly confirming the same.

(c)	Consents. All filings, notifications and consents with, to or from the parties to the Material Contracts of Draganfly, will have been made, given or obtained on terms acceptable to DroneCorp, acting reasonably, so that the transactions contemplated by this Agreement may be completed without resulting in the violation of, or a default under, or any termination, amendment or acceleration of any obligation under, any licence, Permit, lease of real property or Material Contract of Draganfly.

(d)	Completion of Investigations. The investigations contemplated in Section 6.4 will have been completed and DroneCorp will be satisfied, in its sole discretion, with the results of those investigations, including the accuracy of the matters represented and warranted in Article 3 and evidence satisfactory to DroneCorp that Draganfly owns, possesses and has good and marketable title to its Intellectual Property.

(e)	Voting Agreements. Concurrently with execution of this Agreement, each Locked-up Shareholder shall enter into a Voting Agreement with DroneCorp and Draganfly shall use commercially reasonable efforts to secure additional Voting Support Agreements from Draganfly Shareholders holding greater than 2% of the Draganfly Shares until the Effective Date.

(f)	Bridge Loan. Draganfly shall have complied with all of the terms and conditions of the Bridge Loan.

(g)	Business Instincts’ Debt. Evidence satisfactory to DroneCorp that the Business Instincts’ Debt has been satisfied in full, together with all releases.

(h)	Total Debt and Liabilities. Evidence satisfactory to DroneCorp that Draganfly shall have in the aggregate no more than $3,250,000 in debt (which, for greater certainty shall be exclusive of the Business Instincts’ Debt) and such debt shall be restructured on terms and conditions satisfactory to DroneCorp, in its sole discretion, to a maximum amount of $1,750,000 in Draganfly Overdue Debt which debt has not been restructured through the execution of forbearance agreements (using a form agreed to with DroneCorp) and that is payable in cash on Closing (the “Debt Settlement Amount”). Draganfly further covenants to use commercially reasonable efforts to negotiate in good faith with its creditors to reduce the Draganfly Overdue Debt such that it does not exceed the Debt Settlement Amount. Subject to corporate law and applicable securities laws, in the event that creditors of Draganfly have not agreed to restructure the Draganfly Overdue Debt by entering into forbearance agreements (using a form agreed to with DroneCorp) and as a result the Draganfly Overdue Debt exceeds the Debt Settlement Amount on Closing, the Advisory Shares issuable to DroneCorp (or as directed to be registered by DroneCorp) pursuant to Section 2.1(b)(v)(A) of this Agreement shall automatically increase on a dollar for dollar basis for each dollar of Draganfly debt outstanding that is in excess of the Debt Settlement Amount, calculated with reference to a price of $0.50 per Draganfly Share (the “Adjustment Clause”). For avoidance of doubt, Schedule G of this Agreement sets outs examples of how this Adjustment Clause will operate.

(i)	Employment Agreements. Draganfly agrees to use commercially reasonable efforts to enter into employment agreements with Paul Sun and Zenon Dragan within 60 days of executing this Agreement.

(j)	Amalgamation Approval.The Amalgamation Approval shall have been obtained.

(k)	Continuance. The Continuance shall have been completed.

(l)	Dissent. Draganfly shall not have received notices of dissent with respect to the Amalgamation from Draganfly Shareholders who collectively hold more than 5% of the issued Draganfly Shares (each a “Dissenting Shareholder”).

(m)	Draganfly Financial Statements. The audited Draganfly Financial Statements shall have completed and provided to DroneCorp, in the form satisfactory to DroneCorp.

(n)	Draganfly 2018 Audited Annual Financial Statements. The audited financial statements of Draganfly for the year ended December 31, 2018 shall have been completed and provided to DroneCorp, in form and substance satisfactory to DroneCorp.

(o)	Letters of Transmittal. Draganfly shall have received sufficient number of Letters of Transmittal from Draganfly Shareholders to allow DroneCorp to meet the distribution requirements of the CSE.

(p)	Assignment of Zenon Patents. The Zenon Assignment Agreement, which validly assigns the Zenon Patents to Draganfly, remains in full force and effect as of Closing. The Zenon Forbearance Agreement remains in full force and effect as of Closing.

(q)	Deliveries. Draganfly will have delivered to DroneCorp, on or prior to the Effective Date, the following in form and substance satisfactory to DroneCorp acting reasonably:

(i)	a certified copy of:

(A)	the Constating Documents of Draganfly;

(B)	all resolutions of the board of directors of Draganfly approving the entering into and completion of the Transaction;

(C)	all resolutions of Draganfly Shareholders approving the Continuance;

(D)	all resolutions of the Draganfly Shareholders approving the Amalgamation and the Transaction; and

(E)	a list of the directors and officers of Draganfly authorized to sign agreements together with their specimen signatures;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to Draganfly issued by appropriate government officials of its jurisdictions of incorporation;

(iii)	an opinion of counsel to Draganfly addressed to DroneCorp and its counsel, dated as of the Closing and in form and substance reasonably satisfactory to DroneCorp, with respect to use and registerability of all trademarks, ownership of Intellectual Property by Draganfly and any other matters that DroneCorp may reasonably request;

(iv)	evidence of dates of first use for Draganfly’s Trade-mark registrations and applications in Canada and in the United States in association with the wares and services listed in the Trade-mark registrations and applications;

(v)	copies of any requests for amendment or voluntary amendments to Draganfly’s Trade-mark registrations and applications in Canada and in the United States filed with the applicable government authority prior to the Effective Date;

(vi)	evidence that dates of first use of the trade-mark DRAGONFLY in Canada and in the United States by Dragonfly UAS in association with any wares or services is after the date of first use of the Trade-mark DRAGANFLY by Draganfly in Canada and in the United States, respectively;

(vii)	evidence that dates of first use of the trade-mark DRAGONFLY in the United States by PerceptIn Inc. in association with any wares or services is after the date of first use of the Trade-mark DRAGANFLY by Draganfly in the United States;

(viii)	the Amalgamation Agreement duly executed by Draganfly;

(ix)	the consents referred to in Section 7.2(c) herein;

(x)	all Books and Records of and related to Draganfly and the Business, including copies of all of Draganfly’s insurance policies; and

(xi)	all documentation and other evidence reasonably requested by DroneCorp in order to establish the due authorization and completion of the transactions contemplated by this Agreement.

7.3	Conditions for the Benefit of Draganfly.

The completion of the transactions contemplated hereunder is subject to the following conditions being satisfied at or prior to the Effective Date, which conditions are for the exclusive benefit of Draganfly and may be waived, in whole or in part, by Draganfly in its sole discretion:

(a)	Representations, Warranties and Covenants. The representations and warranties of DroneCorp made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at Closing with the same force and effect as though those representations and warranties had been made as of Closing, and for certainty, any representations and warranties made as at a date before Closing will be deemed to be made as at Closing. However, if a representation or warranty is qualified by Material Adverse Effect, it must be true and correct in all respects after giving effect to such qualification. DroneCorp will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before Closing. In addition, DroneCorp will have delivered to Draganfly a certificate of a senior officer of DroneCorp confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of DroneCorp contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement.

(b)	No Material Adverse Effect. Since the date of this Agreement, there will not have been any change in any of the assets, financial condition, earnings, results of operations or prospects of DroneCorp, or any other event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to have, a Material Adverse Effect in respect to DroneCorp. In addition, DroneCorp will have delivered to Draganfly a certificate of a senior officer of DroneCorp confirming the same.

(c)	Financing. The Financing shall have been completed.

(d)	Deliveries. DroneCorp shall deliver or cause to be delivered to Draganfly at or prior to the Effective Date the following in form and substance satisfactory to Draganfly acting reasonably:

(i)	a certified copy of:

(A)	the Constating Documents of DroneCorp and Subco;

(B)	all resolutions of the board of directors of DroneCorp and Subco approving the entering into and completion of the transactions contemplated by this Agreement; and

(C)	a list of the directors and officers of DroneCorp and Subco authorized to sign agreements together with their specimen signatures;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to DroneCorp issued by appropriate government officials of its jurisdiction of incorporation;

(iii)	confirmation of DroneCorp having not more than $5,000 in outstanding liabilities on Closing (excluding costs related to the consummation of the Transaction);

(iv)	the Amalgamation Agreement duly executed by DroneCorp and Subco; and

(v)	all documentation and other evidence reasonably requested by Draganfly in order to establish the due authorization and completion of the transactions contemplated by this Agreement.

ARTICLE 8
TERMINATION, SURVIVAL AND INDEMNIFICATION

8.1	Term.

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

8.2	Termination Rights.

This Agreement may, by Notice in writing given prior to the Effective Date, be terminated:

(a)	by mutual consent of DroneCorp and Draganfly;

(b)	either DroneCorp or Draganfly if:

(i)	Amalgamation Approval is not obtained, provided that Draganfly may not terminate this Agreement pursuant to this Section 8.2(b)(i) if the failure to obtain such approval has been caused by, or is a result of, a breach by Draganfly of any of its representations or warranties or the failure of Draganfly to perform any of its covenants or agreements under this Agreement;

(ii)	after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Amalgamation illegal or otherwise permanently prohibits or enjoins DroneCorp or Draganfly from consummating the Amalgamation, and such Law has, if applicable, become final and non-appealable; or

(iii)	the Effective Date does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 8.2(b)(iii) if the failure of the Effective Date to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement and further provided that Draganfly may not terminate this Agreement pursuant to this Section 8.2(b)(iii) if DroneCorp has the right to terminate this Agreement pursuant to Section 8.2(c)(i) (ii), or (iii).

(c)	by DroneCorp if:

(i)	a breach of any representation or warranty or failure to perform any covenant, agreement or condition on the part of Draganfly under this Agreement occurs, including any condition in Section 7.1 or 7.2, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that DroneCorp is not then in breach of this Agreement so as to cause any condition in Section 7.1 or 7.3 not to be satisfied;

(ii)	if there has been a Material Adverse Effect with respect to Draganfly;

(iii)	Draganfly breaches Section 6.1 in any material respect; or

(iv)	Draganfly accepts, approves, endorses or recommends any Competing Proposal or enters into an agreement in respect of a Competing Proposal or publicly announces its intention to do so;

(d)	by Draganfly if a breach of any representation or warranty or failure to perform any covenant, agreement or condition on the part of DroneCorp under this Agreement occurs, including any condition in Section 7.1 or 7.3, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that Draganfly is not then in breach of this Agreement so as to cause any condition in Section 7.1 or 7.2(a) not to be satisfied.

8.3	Effect of Termination.

(a)	If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(b)	If this Agreement is terminated pursuant to Section 8.2, the Parties are released from all of their respective obligations under this Agreement except that the provisions of this Section 8.3, Section 8.5 and Article 9 (other than Sections 9.4 and Section 9.5 will survive provided, however, that neither the termination of this Agreement nor anything contained in Section 8.5 or this Section 8.3 will relieve any Party from any liability for any intentional or willful breach by it of this Agreement, including any intentional or willful making of a misrepresentation in this Agreement.

8.4	Survival and Indemnification.

(a)	All of the covenants and representations and warranties contained in this Agreement, and in any other agreement or document delivered pursuant to this Agreement, will survive the Closing (including on termination of this Agreement).

(b)	Each Party agrees that if it fails to observe or perform any covenant or obligation, or breaches any representation and warranty, contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement it will indemnify the other Party and each director, officer or employee of the other Party from and against the full amount of any Loss that each may suffer as a result of that failure. Each Party also agrees to indemnify and hold harmless the other Party and each director, officer or employee of the other Party from and against the full amount of any Loss that each may suffer as a result of a third party claim, even if that third party claim is ultimately found not to be meritorious, or is settled with no verdict on its merits being reached.

(c)	Draganfly will indemnify and hold harmless DroneCorp. and each director, officer or employee of DroneCorp from and against any Loss that each may suffer resulting from the termination of this Agreement under the terms of Section 8.2, if that Loss arises from the non-fulfilment or non-performance of the relevant conditions as a result of a breach of covenant, or representation and warranty, of Draganfly.

(d)	DroneCorp. will indemnify and hold harmless Draganfly and each director, officer or employee of DroneCorp from and against any Loss that each may suffer resulting from the termination of this Agreement under the terms of Section 8.2, if that Loss arises from the non-fulfilment or non-performance of the relevant conditions as a result of a breach of covenant, or representation and warranty, of DroneCorp (other than in connection with not completing the Financing).

(e)	If the Party or other indemnified Person entitled to make a Claim for indemnification under this Agreement (an “Indemnified Party”) becomes aware of a Loss or potential Loss in respect of which the Indemnifying Party has agreed to indemnify it under this Agreement, the Indemnified Party will promptly give written notice (an “Indemnity Notice”) of its Claim or potential Claim for indemnification (an “Indemnity Claim”) to the Indemnifying Party. An Indemnity Notice must specify whether the Indemnity Claim arises as the result of a Claim made against an Indemnified Party by a Person who is not a Party (a “Third Party Claim”) or as a result of a Loss that was suffered directly by an Indemnified Party (a “Direct Claim”), and must also specify with reasonable particularity (to the extent that the information is available):

(i)	the factual basis for the Indemnity Claim; and

(ii)	the amount of the Indemnity Claim, if known.

8.5	Termination and Expense Fees

(a)	DroneCorp will be entitled to a payment from Draganfly of $750,000 (the “Termination Fee”):

(i)	if DroneCorp terminates this Agreement under Section 8.2(c); or

(ii)	if a Competing Proposal is made, proposed or publicly announced after the execution of this Agreement, before the termination of this Agreement, and before the Draganfly Meeting (if held) is completed, and either:

(A)	the Amalgamation is submitted to the Draganfly Shareholders for approval while that Competing Proposal is outstanding and the Amalgamation Approval is not obtained; or

(B)	the Amalgamation is not submitted for the approval of the Draganfly Shareholders,

and this Agreement is terminated pursuant to Section 8.2 and either:

(C)	the original Competing Proposal (as originally proposed or as amended); or

(D)	any other Competing Proposal that is made, proposed or publicly announced before the expiry or withdrawal of the original Competing Proposal (as originally proposed or as amended),

is consummated, or Draganfly shall have entered into an agreement relating to a Competing Proposal or its board of directors shall have recommended any Compeing Proposal, in all such cases on or before the date which is 12 months after the date of the termination of this Agreement,

(each, a “Termination Fee Event”), provided that Draganfly will not be obligated to make more than one payment of the Termination Fee under this Agreement, regardless of the number of Termination Fee Events which occur.

(b)	DroneCorp will be entitled to a payment from Draganfly of $250,000 (the “Expense Fee”):

(i)	if the Amalgmation Approval is not obtained by the Outside Date; or

(ii)	if DroneCorp terminates this Agreement under Section 8.2(b)(iii).

(each, an “Expense Fee Event”), provided that Draganfly will not be obligated to make more than one payment of the Expense Fee under this Agreement, regardless of the number of Expense Fee Events which occur.

(c)	Payment of a Termination Fee or Expense Fee under this Agreement will be made, within two Business Days upon written request by DroneCorp to Draganfly, to an account designated by DroneCorp.

Each Party acknowledges that all of the payment amounts set out in this Section 8.5 are payments in consideration for the disposition of DroneCorp’s rights under this Agreement and represent liquidated damages which are a genuine pre-estimate of the damages which DroneCorp will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Draganfly irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the payment of an amount pursuant to this Section 8.5 in the manner provided herein is the sole and exclusive remedy of DroneCorp in respect of the event giving rise to such payment, provided, however, that nothing contained in this Section 8.5, and no payment of any such amount, shall relieve or have the effect of relieving Draganfly in any way from liability for damages incurred or suffered by DroneCorp as a result of an intentional or willful breach of this Agreement and nothing contained in this Section 8.5 shall preclude Draganfly from seeking injunctive relief in accordance with the Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

ARTICLE 9
MISCELLANEOUS

9.1	Dissenting Shareholders

On the earlier of the Effective Date and the making of an agreement between a Dissenting Shareholder Draganfly or DroneCorp, as applicable, for the purchase of their Dissenting Shares, a Dissenting Shareholder shall cease to have any rights as a shareholder of Draganfly or DroneCorp, as applicable, other than the right to be paid the fair value of its Dissenting Shares in the amount agreed to. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares which are held by Dissenting Shareholders shall not be exchanged for Amalco Shares on the Effective Date. However, in the event that a Dissenting Shareholder fails to perfect or effectively withdraws the Dissenting Shareholder’s claim in accordance with the BCBCA or otherwise waives the Dissenting Shareholder’s right to make a claim in accordance with the BCBCA, the Dissenting Shareholder’s Draganfly Shares or DroneCorp Shares, as applicable, shall thereupon be deemed to have been exchanged for Amalco Shares on the basis set forth in Section 2.1 hereof.

9.2	Notices.

Any notice, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Agreement or any Ancillary Agreement must be in writing, sent by personal delivery, courier or by electronic mail and addressed:

(a)	to Draganfly at:

Draganfly Innovations Inc. 2108 St. George Avenue Saskatoon, SK S7M 0K7

Attention: Cameron Chell Phone Number: 1(800) 979-9794 Email: Cameron@businessinstincts.com and a copy to:

Borden Ladner Gervais LLP 1900, 520 – 3rd Ave S W, Calgary, AB T2P 0R3

Attention: Jonathan Poirier Phone Number: (403) 232-9592 Email: JPoirier@blg.com

(b)	to Drone Acquisition Corp. and Subco at:

Drone Acquisition Corp. 1088, 999 West Hastings Street Vancouver, BC V6C 2W2

Attention: President Phone Number: 604-639-1221 Email: info@dronecorp.ca and a copy to:

Gowling WLG (Canada) LLP Suite 2300, 550 Burrard Street Vancouver, BC V6C 2B5

Attention: Denis Silva Phone Number: (604) 891-2261 Email: denis.silva@gowlingwlg.com

A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (iii) if sent by overnight courier, on the next Business Day, or (iv) if sent by e-mail or facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

9.3	Time of the Essence.

Time is of the essence in this Agreement.

9.4	Announcements.

No press release, public statement or announcement or other public disclosure (a “Public Statement”) with respect to this Agreement or the transactions contemplated in this Agreement may be made except with the prior written consent and joint approval of DroneCorp and Draganfly, or if required by Law or a Governmental Entity. Where the Public Statement is required by Law or a Governmental Entity, the Party required to make the Public Statement will use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

9.5	Expenses.

Each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein.

9.6	Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

9.7	Waiver.

No waiver of any of the provisions of this Agreement or any Ancillary Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

9.8	Entire Agreement.

This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or any Ancillary Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Ancillary Agreements. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

9.9	Successors and Assigns.

(a)	This Agreement becomes effective only when executed by DroneCorp and Draganfly. After that time, it will be binding upon and enure to the benefit of DroneCorp and Draganfly and their respective successors and permitted assigns.

(b)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties.

9.10	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

9.11	Governing Law.

(a)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(b)	Each Party irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

9.12	Arbitration.

All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement, (“Disputes”), will be determined by a sole arbitrator (the “Arbitrator”) under the Arbitration Act (British Columbia) (the “Arbitration Act”). In addition:

(a)	the Parties shall agree on the Arbitrator to be appointed. If the Parties cannot agree on the Arbitrator to be appointed within 10 Business Days, the Arbitrator will be appointed by a judge of the Supreme Court of British Columbia on the application of any Party on notice to all the other Parties;

(b)	the law of British Columbia will apply to the substance of all Disputes;

(c)	the arbitration will take place in the City of Vancouver unless otherwise agreed in writing by the Parties;

(d)	the conduct of the arbitration will be in accordance with the procedural rules for domestic commercial arbitrations of the British Columbia International Commercial Arbitration Centre; and

(e)	the Arbitrator will have the right to determine all questions of law, and will have the right to decide the Dispute on legal or equitable grounds (though not on grounds of conscience or some other basis), grant legal and equitable relief including injunctive relief and the right to grant permanent and interim injunctive relief, and final and interim damages awards. The Arbitrator will also have the discretion to award costs, including reasonable legal fees and expenses, reasonable expert’s fees and expenses, reasonable witnesses’ fees and expenses pre-award and post-award interest and costs of the arbitration.

9.13	Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have executed this Business Combination Agreement.

DRONE ACQUISITION CORP.

Per:	/s/ Oggy Talic
Oggy Talic
Director

DRAGANFLY INNOVATIONS INC.

Per:	/s/ Cameron Chell
Cameron Chell Director

1187607 B.C. LTD.

By:	/s/Oggy Talic
Oggy Talic Director

SCHEDULE A
FORM OF AMALGAMATION AGREEMENT

THIS AGREEMENT is dated as of the [●] day of [●], 2019,

BY AND AMONG:

DRAGANFLY INNOVATIONS INC., a company [continued] under the laws of the Province of British Columbia
(hereinafter referred to as “Draganfly”)

OF THE FIRST PART;

‑ and ‑

1187607 B.C. Ltd., a company existing under the laws of the Province of British Columbia
(hereinafter referred to as “Subco”)

OF THE SECOND PART;

‑ and ‑

DRONE ACQUISITION CORP., a corporation existing under the laws of the Province of British Columbia
(hereinafter referred to as “DroneCorp”)

OF THE THIRD PART.

WHEREAS Draganfly and Subco wish to amalgamate pursuant to the Act and to continue as one company to be known as [“•”] in accordance with the terms and conditions hereof;

AND WHEREAS Subco is a wholly-owned subsidiary of DroneCorp and has not carried on any active business;

AND WHEREAS Draganfly, DroneCorp and Subco are parties to the Business Combination Agreement which contemplates such amalgamation;

AND WHEREAS the parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the proposed amalgamation;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual covenants and agreements herein contained and other lawful and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions. In this Agreement (including the recitals hereto):

a)	“Act” means the Business Corporations Act (British Columbia) as from time to time amended or re-enacted;

b)	“Agreement” means this amalgamation agreement;

c)	“Amalco” means the company formed upon the amalgamation of the Amalgamating Parties pursuant to the Amalgamation;

d)	“Amalco Shares” means the common shares in the capital of Amalco;

e)	“Amalgamating Parties” means, collectively, Draganfly and Subco;

f)	“Amalgamation” means the amalgamation of the Amalgamating Parties under the Act on the terms and conditions set forth in this Agreement;

g)	“Amalgamation Application” means the amalgamation application in respect of the Amalgamation required by section 275(1)(a) of the Act to be filed with the Registrar, together with any changes to that application as permitted under this Agreement or as agreed to by the Amalgamating Parties;

h)	“Articles” means the articles of Amalco signed by a director of Amalco;

i)	“Business Combination” means the business combination between DroneCorp, Draganfly and Subco wherein DroneCorp will acquire all of the issued and outstanding shares of Draganfly by way of the Amalgamation;

j)	“Business Combination Agreement” means the business combination agreement dated January•, 2019 among DroneCorp, Draganfly and Subco governing the terms and conditions of the Business Combination, as amended from time to time;

k)	“Business Combination Date” means the date the Business Combination is completed, as evidenced by the issuance of the Certificate of Amalgamation giving effect to the Amalgamation;

l)	“Business Day” means a day other than a Saturday, Sunday or a civic or statutory holiday in the City of Vancouver, British Columbia;

m)	“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Registrar;

n)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Business Combination Date;

o)	“Exchange Ratio” means •, wherein each one (1) Draganfly Share shall be exchanged for •fully paid and non-assessable DroneCorp Shares, in accordance with the terms of the Agreement; [NTD: Exchange Ratio to be determined prior to closing]

p)	“Draganfly Shareholders” means the holders of Draganfly Shares prior to the filing of the Amalgamation Application;

q)	“Draganfly Shares” means common shares in the capital of Draganfly;

r)	“Notice of Articles” means the notice of articles to be issued by the Registrar in respect of Amalco in the form contained in the Amalgamation Application;

s)	“Paid-up Capital” has the meaning assigned to the term “paid-up capital” in subsection 89(1) of the Income Tax Act (Canada));

t)	“Registrar” means the Registrar of Companies appointed under the Act;

u)	“DroneCorp Shareholder” means a registered holder owning DroneCorp Shares prior to the filing of the Amalgamation Application;

v)	“DroneCorp Shares” means the common shares in the capital of DroneCorp; and

w)	“Subco Shares” means the common shares in the capital of Subco.

2.	Amalgamation. Upon the conditions set out in this Agreement being satisfied or waived in accordance with the provisions of this Agreement and the Business Combination Agreement, including the adoption and approval by the shareholders of the Amalgamating Parties of this Agreement, the Amalgamating Parties hereby agree to:

a)	amalgamate and continue as one company under the provisions of the Act upon the terms and conditions hereinafter set out; and

b)	execute and file with the Registrar the Amalgamation Application.

3.	Certain Phrases, etc. In this Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

4.	Effect of the Amalgamation. At the Effective Time, subject to the Act:

a)	the amalgamation of the Amalgamating Parties and their continuance as one company, Amalco, under the terms and conditions prescribed in this Agreement shall be effective and irrevocable;

b)	the property, rights and interests of each of the Amalgamating Parties shall continue to be the property, rights and interests of Amalco;

c)	Amalco shall become capable immediately of exercising the functions of an incorporated company;

d)	the shareholders of Amalco have the powers and the liability provided in the Act;

e)	each shareholder of the Amalgamated Parties is bound this Agreement;

f)	Amalco will be a wholly-owned Subsidiary of DroneCorp;

g)	Amalco shall continue to be liable for the liabilities and obligations of each of the Amalgamating Parties;

h)	any existing cause of action, claim or liability to prosecution with respect to either or both of the Amalgamating Parties shall be unaffected;

i)	any legal proceeding being prosecuted or pending by or against any of the Amalgamating Parties may be continued to be prosecuted, or its prosecution may be continued, as the case may be, by or against Amalco; and

j)	any conviction against, or ruling, order or judgment in favour of or against, any of the Amalgamating Parties may be enforced by or against Amalco.

5.	Name. The name of Amalco shall be [“•”].

6.	Registered Office. The mailing and delivery address of the registered office of Amalco shall be located at Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, BC V6C 2B5.

7.	Records Office. The mailing and delivery address of the records office of Amalco shall be located at Suite 2300, Bentall 5, 550 Burrard Street, Vancouver, BC V6C 2B5.

8.	Authorized Share Structure. The authorized share structure of Amalco shall consist of an unlimited number of Amalco Shares, which shares shall have the rights, privileges, restrictions and conditions as set out in the Act.

9.	Restrictions on Business. There shall be no restrictions on the business which Amalco is authorized to carry on.

10.	Number of Directors. The minimum number of directors of Amalco, until changed in accordance with the Articles, will be two (2).

11.	Articles and Notice of Articles. The Notice of Articles shall be in the form of the notice of articles forming part of the Amalgamation Application and the articles of Subco shall, so far as applicable, be the Articles of Amalco until repealed or amended in the normal manner provided for in the Act.

12.	Directors. The directors of Amalco shall be the Persons whose names and addresses are set out below, who shall hold office until the first annual meeting of shareholders of Amalco or until their successors are duly elected or appointed:

Name	Address
Cameron Chell	[L120, 2303 4 Street SW, Calgary, AB T2S 2S7]
Glen Hawker	[315 Willow Ridge Place, Calgary, AB T2J 1N2]

13.	Treatment of Issued Shares. At the Effective Time:

a)	Draganfly Shares shall be exchanged for fully paid and non-assessable DroneCorp Shares (the “Replacement Shares”) on the basis of the Exchange Ratio;

b)	Draganfly Shares replaced in accordance with the provisions of Section 13(a) hereof will be cancelled;

c)	each issued and outstanding Subco Share will be cancelled and replaced by one (1) fully paid and non-assessable Amalco Share for each Subco Share held by DroneCorp;

d)	as consideration for the issuance of DroneCorp Shares in exchange for the Draganfly Shares, Amalco shall issue to DroneCorp one (1) Amalco Share for each DroneCorp Share so issued.

14.	No Fractional Shares or Securities upon Conversion. Notwithstanding Section 13 of this Agreement, no Draganfly Shareholder shall be entitled to, and DroneCorp will not issue, fractions of DroneCorp Shares and no cash amount will be payable by DroneCorp in lieu thereof. To the extent any Draganfly Shareholder is entitled to receive a fractional DroneCorp Share such fraction shall be rounded down to the closest whole number of the applicable security.

15.	Share Certificates. On the Business Combination Date:

a)	the registered holders of Draganfly Shares shall be deemed to be the registered holders of Replacement Shares to which they are entitled hereunder.

b)	DroneCorp, as the registered holder of the Subco Shares, shall be deemed to be the registered holder of the Amalco Shares to which it is entitled hereunder and, upon surrender of the certificates representing such Subco Shares to Amalco, DroneCorp shall be entitled to receive a share certificate representing the number of Amalco Shares to which it is entitled as set forth in Section 13 hereof; and

c)	share certificates evidencing Draganfly Shares shall cease to represent any claim upon or interest in Draganfly other than the right of the holder to receive, pursuant to the terms hereof and the Amalgamation, the applicable Replacement Shares in accordance with Section 13 hereof.

16.	Lost Certificates. In the event any certificate which subsequent to the Effective Time represented one or more outstanding Draganfly Shares that were exchanged pursuant to Section 13 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Draganfly Share claiming such certificate to be lost, stolen or destroyed, DroneCorp will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing the applicable Replacement Share pursuant to Section 13. The holder to whom certificates representing Replacement Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to DroneCorp in such sum as DroneCorp may direct or otherwise indemnify DroneCorp in a manner satisfactory to DroneCorp against any claim that may be made against DroneCorp with respect to the certificate alleged to have been lost, stolen or destroyed.

17.	Amalco Shares and Shareholders. Upon the Amalgamation becoming effective, the exchange of shares under Section 13 will result in 42,000,000 Amalco Shares being issued and outstanding as fully paid and non-assessable common shares in Amalco, all of which will be held by DroneCorp.

18.	Amalco Stated Capital. The amount to be added to the stated capital account maintained in respect of the Amalco Shares in connection with the issue of Amalco Shares under Section 13 hereof on the Business Combination Date shall be the amount which is the sum of (i) the Paid-up Capital, determined immediately before the Effective Time, of all the issued and outstanding Draganfly Shares and (ii) the Paid-up Capital, determined immediately before the Effective Time, of the issued and outstanding Subco Shares converted into Amalco Shares.

19.	DroneCorp Stated Capital. DroneCorp shall add an amount to the stated capital account maintained in respect of the DroneCorp Shares an amount equal to the Paid-Up Capital of the Draganfly Shares, determined immediately prior to the Effective Time.

20.	Filings with the Registrar. The Amalgamating Parties will, on or prior to the Business Combination Date, cause the Amalgamation Application and any other documents that may be required to give effect to the Amalgamation to be filed with the Registrar.

21.	Covenants of Draganfly. Draganfly covenants and agrees with Subco and DroneCorp that it will:

a)	use reasonable commercial efforts to obtain the approval of the holders of Draganfly Shares authorizing the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the Act;

b)	use reasonable efforts to cause each of the conditions precedent set forth in Sections 28 and 29 hereof to be complied with; and

c)	subject to the approval of the shareholders of Draganfly and Subco being obtained for the completion of the Amalgamation and subject to all applicable regulatory approvals being obtained, thereafter jointly file with Subco the Amalgamation Application with the Registrar and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

22.	Covenants of DroneCorp. DroneCorp covenants and agrees with Draganfly that it will:

a)	sign a resolution as sole shareholder of Subco in favour of the approval of the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the Act;

b)	use reasonable efforts to cause each of the conditions precedent set forth in Sections 28 and 30 hereof to be complied with; and

c)	subject to the approval of the holders of Draganfly Shares being obtained for the completion of the Amalgamation, and the obtaining of all applicable regulatory approvals and the issuance of the Certificate of Amalgamation, issue that number of Replacement Shares as required by Section 13(a) hereof.

23.	Covenants of Subco. Subco covenants and agrees with DroneCorp and Draganfly that it will not from the date of execution hereof to the Business Combination Date, except with the prior written consent of DroneCorp and Draganfly, conduct any business which would prevent Subco or Amalco from performing any of their respective obligations hereunder.

24.	Further Covenants of Subco. Subco further covenants and agrees with Draganfly that it will:

a)	use its best efforts to cause each of the conditions precedent set forth in Section 28 hereof to be complied with; and

b)	subject to the approval of the holders of Draganfly Shares and the sole shareholder of Subco being obtained and subject to the obtaining of all applicable regulatory approvals, thereafter jointly file with Draganfly the Amalgamation Application with the Registrar and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

25.	Representation and Warranty of DroneCorp. DroneCorp hereby represents and warrants to and in favour of Draganfly and Subco and acknowledges that Draganfly and Subco are relying upon such representation and warranty, that DroneCorp is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against DroneCorp in accordance with its terms.

26.	Representation and Warranty of Draganfly. Draganfly hereby represents and warrants to and in favour of DroneCorp and Subco, and acknowledges that DroneCorp and Subco are relying upon such representation and warranty, that Draganfly is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against Draganfly in accordance with its terms.

27.	Representation and Warranty of Subco. Subco hereby represents and warrants to and in favour of Draganfly and DroneCorp, and acknowledges that Draganfly and DroneCorp are relying upon such representations and warranty, that Subco is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against Subco in accordance with its terms.

28.	General Conditions Precedent. The respective obligations of the parties hereto to consummate the transactions contemplated hereby, and in particular the Amalgamation, are subject to the satisfaction, on or before the Business Combination Date, of the following conditions, any of which may be waived by the consent of each of the parties without prejudice to their rights to rely on any other or others of such conditions:

a)	this Agreement and the transactions contemplated hereby, including, in particular, the Amalgamation, shall be approved by the sole shareholder of Subco and by the Draganfly Shareholders in accordance with the Act;

b)	all the conditions required to close the Business Combination set out herein and in the Business Combination Agreement being met or waived; and

c)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Amalgamation.

29.	Conditions to Obligations of DroneCorp and Subco. The obligations of DroneCorp and Subco to consummate the transactions contemplated hereby and in particular the issue of the Replacement Shares and the Amalgamation, as the case may be, are subject to the satisfaction, on or before the Business Combination Date, of the conditions for the benefit of DroneCorp set forth in the Business Combination Agreement governing the terms and conditions of the Business Combination and of the following conditions:

a)	the acts of Draganfly to be performed on or before the Business Combination Date pursuant to the terms of this Agreement shall have been duly performed by it and there shall have been no material adverse change in the financial condition or business of Draganfly, taken as a whole, from and after the date hereof; and

b)	DroneCorp and Subco shall have received a certificate from a senior officer of Draganfly confirming that the conditions set forth in Section 29(a) hereof have been satisfied.

The conditions described above are for the exclusive benefit of DroneCorp and Subco and may be asserted by DroneCorp and Subco regardless of the circumstances or may be waived by DroneCorp and Subco in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which DroneCorp and Subco may have.

30.	Conditions to Obligations of Draganfly. The obligations of Draganfly to consummate the transactions contemplated hereby and in particular the Amalgamation are subject to the satisfaction, on or before the Business Combination Date, of the conditions for the benefit of Draganfly set forth in the Business Combination Agreement governing the terms and conditions of the Business Combination and of the following conditions:

a)	each of the acts of DroneCorp and Subco to be performed on or before the Business Combination Date pursuant to the terms of this Agreement shall have been duly performed by them and there shall have been no material adverse change in the financial condition or business of DroneCorp or Subco, taken as a whole, from and after the date hereof; and

b)	Draganfly shall have received a certificate from a senior officer of DroneCorp and Subco confirming that the conditions set forth in Section 30(a) hereof have been satisfied.

The conditions described above are for the exclusive benefit of Draganfly and may be asserted by Draganfly regardless of the circumstances or may be waived by Draganfly in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Draganfly may have.

31.	Amendment and Waiver. This Agreement may at any time and from time to time be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation:

a)	change the time for performance of any of the obligations or acts of the parties hereto;

b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

c)	waive compliance with or modify any of the covenants contained herein and waive or modify performance of any of the obligations of the parties hereto; or

d)	waive compliance with or modify any other conditions precedent contained herein;

provided that no such amendment shall change the provisions hereof regarding the consideration to be received by Draganfly Shareholders in exchange for their Draganfly Shares without approval by the Draganfly Shareholders given in the same manner as required for the approval of the Amalgamation.

32.	Termination. This Agreement may, prior to the issuance of the Certificate of Amalgamation, be terminated by mutual agreement of the respective boards of directors of the parties hereto, without further action on the part of the shareholders of Draganfly or Subco. This Agreement shall also terminate without further notice or agreement if:

a)	the Amalgamation is not approved by the Draganfly Shareholders entitled to vote in accordance with the Act; or

b)	the Business Combination Agreement is terminated.

33.	Binding Effect. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and permitted assigns.

34.	Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties.

35.	Further Assurances. The parties hereto agree to execute and deliver such further instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

36.	Notice. Any notice which a party may desire to give or serve upon another party shall be in writing and may be delivered, mailed by prepaid registered mail, return receipt requested or sent by telecopy transmission to the following addresses:

a)	to Draganfly at:

Draganfly Innovations Inc. 2108 St. George Avenue Saskatoon, SK S7M 0K7

Attention: Cameron Chell Phone Number: 1-800-979-9794 Email: cameron@businessinstincts.com and a copy to:

Borden Ladner Gervais LLP 1900, 520 – 3rd Ave S W, Calgary, AB T2P 0R3

Attention: Jonathan Poirier Phone Number: (403) 232-9592 Email: JPoirier@blg.com

b)	to DroneCorp and/or Subco at:

Drone Acquisition Corp. 1088, 999 West Hastings Street Vancouver, BC, V6C2W2

Attention: President Phone Number: 604-639-1221 Email: info@dronecorp.ca and a copy to:

Gowling WLG (Canada) LLP Suite 1600, 100 King Street West Toronto, ON M5X 1G5

Attention: Denis Silva Phone Number: (604) 891-2261 Email: denis.silva@gowlingwlg.com or to such other address as the party to or upon whom notice is to be given or served has communicated to the other parties by notice given or served in the manner provided for in this Section. In the case of delivery or telecopy transmission, notice shall be deemed to be given on the date of delivery and in the case of mailing, notice shall be deemed to be given on the third Business Day after such mailing.

37.	Time of Essence. Time shall be of the essence of this Agreement.

38.	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

39.	Counterparts. This Agreement may be executed and delivered by the parties in one or more counterparts, each of which will be an original, and those counterparts will together constitute one and the same instrument.

40.	Electronic Delivery. Delivery of this Agreement by facsimile, e-mail or other functionally equivalent electronic means of transmission constitutes valid and effective delivery.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

DRONE ACQUISITION CORP.

Per:
Oggy Talic Director

DRAGANFLY INNOVATIONS INC.

Per:
[●]
[Director]

1187607 B.C. LTD.

Per:
Oggy Talic Director

B-1

SCHEDULE B
FORM OF BRIDGE LOAN

(see attached)

 C-1

SCHEDULE C
DISCLOSURE SCHEDULE

D-1

SCHEDULE D
DRAGANFLY FINANCIAL STATEMENTS

E-1

SCHEDULE E
FORM OF COMPENSATION PLAN

F-1

SCHEDULE F
LIST OF NOT NON-U.S. HOLDERS

Name	# of Shares

Paul Beard	1,900,000

John Lang	200,000

Kestrel Enterprises Inc.	106,500

Ryan Larkin	16,000

Ryan Larkin and Emiliya Larkin	8,000

Total shares	2,230,500

G-1

SCHEDULE G
ADJUSTMENT CLAUSE EXAMPLES

Adjustment Clause Examples
$250,000 in excess of Debt Settlement Amount	500,000 common shares of the resulting issuer to the Transaction registered to DroneCorp (or as directed to be registered by DroneCorp)
$500,000 in excess of Debt Settlement Amount	1,000,000 common shares of the resulting issuer to the Transaction registered to DroneCorp (or as directed to be registered by DroneCorp)
$750,000 in excess of Debt Settlement Amount	1,500,000 common shares of the resulting issuer to the Transaction registered to DroneCorp (or as directed to be registered by DroneCorp)
$1,000,000 in excess of Debt Settlement Amount	2,000,000 common shares of the resulting issuer to the Transaction registered to DroneCorp (or as directed to be registered by DroneCorp)